UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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SCIENTIFIC GAMES CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 1, 2017
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Scientific Games Corporation to be held at 10:00 a.m. (local time) on Wednesday, June 14, 2017, at Greenberg Traurig, LLP, 3773 Howard Hughes Parkway, Suite 400 North, Las Vegas, Nevada.
At the meeting, we will be electing 13 members of our Board of Directors. We will also be conducting an advisory vote to approve executive officer compensation and an advisory vote to set the frequency of future votes to approve executive officer compensation. Finally, we will be considering ratification of the appointment of Deloitte & Touche LLP as our independent auditor. These matters are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Even if you plan to attend the annual meeting in person, we encourage you to vote your shares right away using one of the advance voting methods described in the accompanying materials.
We look forward to seeing you at the annual meeting.

Sincerely,

Kevin M. Sheehan Chief Executive Officer

SCIENTIFIC GAMES CORPORATION
6650 S. El Camino Road
Las Vegas, NV 89118

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

Notice is hereby given that the annual meeting of stockholders of Scientific Games Corporation (the “Company”) will be held at 10:00 a.m. (local time) on Wednesday, June 14, 2017, at Greenberg Traurig, LLP, 3773 Howard Hughes Parkway, Suite 400 North, Las Vegas, Nevada, for the following purposes:

1.	To elect 13 members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of the Company's named executive officers.

3.	To indicate, on an advisory basis, whether the advisory vote on the compensation of the Company’s named executive officers should take place every year, every two years or every three years.

4.	To ratify the appointment of Deloitte & Touche LLP as independent auditor for the fiscal year ending December 31, 2017.

5.	To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.
Only stockholders of record at the close of business on April 18, 2017 are entitled to receive notice of and to vote at the meeting and any adjournment thereof. A list of the holders will be open to the examination of stockholders for ten days prior to the date of the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at the office of the Corporate Secretary of the Company at 6650 S. El Camino Road, Las Vegas, NV 89118 and will be available for inspection at the meeting itself.
To obtain directions to attend the meeting and vote in person, please telephone the Company at (702) 532‑7663.
Whether you plan to be personally present at the meeting or not, we encourage you to submit your vote by proxy as soon as possible using one of the advance voting methods (see page 1 for additional details).
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 14, 2017:
The Proxy Statement and 2016 Annual Report will be available on or about May 1, 2017 through the Investors link on our website at
www.scientificgames.com or through www.proxyvote.com.

By Order of the Board of Directors

Michael A. Quartieri Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
Dated: May 1, 2017

TABLE OF CONTENTS

General Information	1
Proposal 1: Election of Directors	4
Nominees for Election	4
Corporate Governance	8
Director Compensation	12
Section 16(a) Beneficial Ownership Reporting Compliance	15
Security Ownership	15
Executive Compensation	17
Compensation Discussion and Analysis	17
Compensation Committee Report	33
Summary Compensation Table	34
Grants of Plan‑Based Awards for Fiscal Year 2016	35
Outstanding Equity Awards at Fiscal Year‑End	36
Option Exercises and Stock Vested for Fiscal Year 2016	38
2016 Nonqualified Deferred Compensation	39
Potential Payments Upon Termination or Change in Control	39
Equity Compensation Plan Information	47
Certain Relationships and Related Person Transactions	48
Proposal 2: Approval, on an Advisory Basis, of the Compensation of the Company's Named Executive Officers	48
Proposal 3: Indication, on an Advisory Basis, of the Frequency of Future Advisory Votes on Named Executive Officer Compensation	50
Report of the Audit Committee	50
Proposal 4: Ratification of Appointment of Independent Auditor	51
Fees Paid to Independent Auditor	51
Other Matters	52
Stockholder Proposals for the Next Annual Meeting	52
Appendix A - Reconciliation of SGICP EBITDA and SGICP EBITDA Minus CapEx to Net Loss	54

i

SCIENTIFIC GAMES CORPORATION
6650 S. El Camino Road
Las Vegas, NV 89118

PROXY STATEMENT

GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Scientific Games Corporation (“Scientific Games,” the “Company,” “we” or “us”) of proxies to be voted at the annual meeting of stockholders to be held at 10:00 a.m. (local time) on Wednesday, June 14, 2017, at Greenberg Traurig, LLP, 3773 Howard Hughes Parkway, Suite 400 North, Las Vegas, Nevada, and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders.
Notice and Access to Proxy Materials
We expect our proxy materials, including this Proxy Statement and our 2016 Annual Report, to be made available to stockholders on or about May 1, 2017 through the Investors link on our website at www.scientificgames.com or through www.proxyvote.com. In accordance with the rules of the Securities and Exchange Commission (“SEC”), most stockholders will not receive printed copies of these proxy materials unless they request them. Instead, most stockholders will receive by mail a “Notice of Internet Availability of Proxy Materials” that contains instructions as to how they can view our materials online, how they can request copies be sent to them by mail or electronically by email and how they can vote online (the “Notice”).
Stockholders Entitled to Vote
All stockholders of record at the close of business on April 18, 2017 are entitled to vote at the meeting. At the close of business on April 18, 2017, 88,756,630 shares of common stock were outstanding. Each share is entitled to one vote on all matters that properly come before the meeting.
Voting Procedures
You may vote your shares by proxy without attending the meeting. You may vote your shares by proxy over the Internet by following the instructions provided in the Notice, or, if you receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you are voting over the Internet or by telephone, you will need to provide the control number that is printed on the Notice or proxy card that you receive.
If you are the record holder of your shares, you may also vote your shares in person at the meeting. If you are not the record holder of your shares (i.e., they are held in “street” name by a broker, bank or other nominee), you must first obtain a proxy issued in your name from the record holder giving you the right to vote the shares at the meeting.

Voting Matters
Stockholders are being asked to vote on the following matters at the annual meeting:

Proposal	Board’s Recommendation
Proposal 1: Election of Directors (page 4)	FOR each Nominee
The Board and the Nominating and Corporate Governance Committee believe that the thirteen (13) director nominees possess a combination of qualifications, experience and judgment necessary for a well‑functioning Board and the effective oversight of the Company.

Proposal 2: Approval, on an advisory basis, of the Compensation of the Company's Named Executive Officers (page 48)	FOR
The Company has designed its executive compensation programs to attract and retain executive talent, foster excellent business performance and align compensation with the long-term interests of our stockholders. The Board and the Compensation Committee value stockholders' opinions and will take into account the outcome of the advisory vote when considering future executive compensation decisions.

Proposal 3: To indicate, on an advisory basis, whether the advisory vote on the compensation of the Company’s named executive officers should take place every year, every two years or every three years (page 50)
1 Year
The Company wishes to offer our stockholders the opportunity to provide the Company’s Compensation Committee more timely feedback about the appropriateness of the executive compensation of our named executive officers.

Proposal 4: Ratification of the Appointment of Deloitte & Touche LLP (“Deloitte”) as Independent Auditor (page 51)	FOR
The Audit Committee has appointed Deloitte to serve as our independent auditor for the fiscal year ending December 31, 2017. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of Deloitte.

All valid proxies received prior to the meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the above recommendations of the Board.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
Changing Your Vote
A stockholder may revoke a proxy at any time prior to its being voted by delivering written notice to the Corporate Secretary of the Company, by delivering a properly executed later‑dated proxy (including over the Internet or by telephone), or by voting in person at the meeting.
Quorum
The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting constitutes a quorum for the transaction of business.
Vote Required
Assuming a quorum is present, directors will be elected (Proposal 1) by a plurality of the votes cast in person or by proxy at the meeting.

Each of the other proposals requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting.
Effect of Withheld Votes or Abstentions
If you vote “WITHHOLD” in the election of directors or vote “ABSTAIN” (rather than vote “FOR” or “AGAINST”) with respect to any other proposal, your shares will count as present for purposes of determining whether a quorum is present. A “WITHHOLD” vote will have no effect on the outcome of the election of directors (Proposal 1), and an “ABSTAIN” vote will have the effect of a negative vote on the other proposals (Proposals 2, 3 and 4).
Effect of Broker Non‑Votes
A broker “non‑vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received specific instructions from the owner. If any broker “non‑votes” occur at the meeting, the broker “non‑votes” will count for purposes of determining whether a quorum is present but will not have an effect on any proposals presented for your vote. A broker or other nominee holding shares for a beneficial owner may not vote these shares with respect to the election of directors (Proposal 1), advisory vote on approval of named executive officer compensation (Proposal 2) or indication, on an advisory basis, of the frequency of future advisory approvals of named executive officer compensation (Proposal 3) without specific instructions from the beneficial owner as to how to vote with respect to such proposals. Brokers and other nominees will have discretionary voting power to vote without instructions from the beneficial owner on the ratification of the appointment of our independent auditor (Proposal 4) and, accordingly, your shares may be voted by your broker or nominee on Proposal 4 without your instructions.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board is elected by our stockholders to oversee the management of the business and affairs of the Company. The Board serves as the ultimate decision‑making body of the Company, except for those matters reserved for or shared with stockholders. The Board appoints our executives, who are charged with conducting the business and affairs of the Company, subject to oversight by the Board.

Nominees for Election
The Board has nominated for election to the Board the thirteen (13) persons named below to serve for a one‑year term and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Except for Mr. Viet D. Dinh, each of the director nominees is presently serving as a director. Additionally, except for Messrs. Kevin M. Sheehan and Viet D. Dinh, each of our nominees was previously elected to the Board by our stockholders. Mr. Sheehan was appointed to our Board of Directors when he joined the Company as our Chief Executive Officer in August 2016. Mr. Dinh was recommended for consideration by the Nominating and Corporate Governance Committee by some of our non-employee directors. Four of the nominees (Messrs. Perelman, Meister and Schwartz and Ms. Townsend) were designated for election to the Board by MacAndrews & Forbes Incorporated, our largest stockholder, pursuant to its rights under a stockholders’ agreement with us (discussed more fully below). Pursuant to its rights under a stockholders’ agreement, MacAndrews & Forbes Incorporated has the right to designate four nominees for election to the Board.
The Board recommends that you vote in favor of the election of each of the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies on the enclosed proxy card will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxy cards. All of the nominees have indicated a willingness to serve as directors; however, if any nominee becomes unavailable to serve before the election, proxies may be voted for a substitute nominee selected by the Board, or the Board may decide to reduce the number of directors.
The name, age, business experience and certain other information regarding each of the nominees for director are set forth below.

Name	Age	Position with the Company	Director Since
Ronald O. Perelman	74	Director (Chairman)	2003
Kevin M. Sheehan	63	Director (Chief Executive Officer)	2016
Richard M. Haddrill	63	Director (Executive Vice Chairman)	2014
M. Gavin Isaacs	52	Director (Vice Chairman)	2014
Peter A. Cohen	70	Director (Vice Chairman)	2000
Gerald J. Ford	72	Director	2005
David L. Kennedy	70	Director	2009
Judge Gabrielle K. McDonald	75	Director	2014
Paul M. Meister	64	Director	2012
Michael J. Regan	75	Director	2006
Barry F. Schwartz	68	Director	2003
Frances F. Townsend	55	Director	2010
Viet D. Dinh	48	Nominee
Ronald O. Perelman was named Chairman of the Board in November 2013. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews & Forbes Incorporated, a diversified holding company with interests in a diversified portfolio of public and private companies and various affiliates since 1980. Mr. Perelman is also Chairman of the Board of Revlon, Inc. and Revlon Consumer Products Corporation.

Kevin M. Sheehan joined our Board of Directors in August 2016 when he was also appointed to the position of Chief Executive Officer and President. Mr. Sheehan served as Chief Executive Officer of NCL Corporation Ltd., a leading global cruise line operator (“Norwegian Cruise Line”), from November 2008 through January 2015 and as President of Norwegian Cruise Line from August 2010 through January 2015 (and previously from August 2008 through March 2009). Mr. Sheehan also served as Chief Financial Officer of Norwegian Cruise Line from November 2007 until September 2010. Before joining Norwegian Cruise Line, Mr. Sheehan served as a consultant to private equity firms, including Cerberus Capital Management LP and Clayton Dubilier & Rice. From 2001 to 2005, Mr. Sheehan held various senior executive roles at Cendant Corporation, including Chairman and Chief Executive Officer of the corporation’s Vehicle Services Division from January 2003 through May 2005, and Chief Financial Officer from March 2001 through May 2003. From 2015 through August 2016, Mr. Sheehan served as the John J. Phelan, Jr. Distinguished Professor at the Robert B. Willumstad School of Business at Adelphi University and from August 2005 to January 2008, Mr. Sheehan served on the faculty of Adelphi University as a Distinguished Visiting Professor of accounting, finance and economics. Mr. Sheehan currently serves on the boards of directors of Dave & Buster’s Entertainment, Inc., where he has served since 2011; New Media Investment Group Inc. and its predecessor, where he has served since 2006; and Bob Evans Farms, Inc., where he has served since 2014.
Richard M. Haddrill was appointed Executive Vice Chairman of the Board in December 2014 following the Company’s acquisition of Bally Technologies, Inc. (“Bally”), where Mr. Haddrill had served as Chief Executive Officer from 2004 to 2012 and from May 2014 until November 2014. He served on Bally’s board of directors from 2003 until the Bally acquisition, including serving as Chairman of the Bally board from 2012 to 2014. Prior to joining Bally, Mr. Haddrill served as Chief Executive Officer and as a member of the board of directors of Manhattan Associates, Inc., a global leader in software solutions to the supply-chain industry. Prior to that, he served as President and Chief Executive Officer of Powerhouse Technologies, Inc., a technology and gaming company involved in the video lottery industry and online lottery and pari-mutuel wagering systems. Mr. Haddrill also served on the board of directors of JDA Software Group, Inc., a leading provider of end-to-end integrated retail and supply chain planning and execution solutions, through 2012.
M. Gavin Isaacs was appointed Vice Chairman of the Board in August 2016 and has been a member of the Board since 2014. He previously served as President and Chief Executive Officer of the Company from June 2014 until August 2016. Mr. Isaacs is an accomplished gaming industry executive with more than 15 years of leadership experience. He served as Chief Executive Officer of SHFL entertainment, Inc. from April 2011 through November 2013 when the company was acquired by Bally. Prior to joining SHFL entertainment, Inc., Mr. Isaacs served as Executive Vice President and Chief Operating Officer of Bally from 2006 through 2011. Prior to joining Bally, he held senior roles at Aristocrat Leisure Limited, including Head of Global Marketing and Business Development, Managing Director of Aristocrat’s London-based European subsidiary and President of Aristocrat Technologies, Inc., Aristocrat’s Las Vegas-based subsidiary. Mr. Isaacs previously served as a Trustee and the President of the International Association of Gaming Advisors, and currently is Vice Chairman of the board of directors of the American Gaming Association.
Peter A. Cohen has served as Vice Chairman of the Board since September 2004. Mr. Cohen is Chairman and Chief Executive Officer of Cowen Group, Inc., a diversified financial services company. Mr. Cohen was a founding partner and principal of Ramius LLC, a private investment management firm formed in 1994 that was combined with Cowen in late 2009. Mr. Cohen served as a member of the board of directors of Chart Acquisition Corp. (which, as a result of a business combination, is now known as Tempus Applied Solutions Holdings, Inc.) from 2013 to 2015. From November 1992 to May 1994, Mr. Cohen was Vice Chairman of the board and a director of Republic New York Corporation, as well as a member of its executive management committee. Mr. Cohen was Chairman and Chief Executive Officer of Shearson Lehman Brothers from 1983 to 1990.
Gerald J. Ford has been a financial institutions entrepreneur and private investor involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 30 years. Mr. Ford serves as chairman of the boards of Hilltop Holdings Inc. and Freeport‑McMoRan Inc. During the past five years, Mr. Ford has also served as Chairman of the boards of Pacific Capital Bancorp and as a director of McMoRan Exploration Company and SWS Group, Inc.
David L. Kennedy has served as a director since 2009, including serving as a Vice Chairman from 2009 through 2016. Mr. D. Kennedy has been an employee of the Company, most recently serving as Executive Vice Chairman from June 2014 to August 2014. Previously, he served as the Company's President and Chief Executive Officer from November 2013 to June 2014, and as Chief Administrative Officer from April 2011 until March 2012. During his 45-year business career, Mr. D. Kennedy held senior executive positions with Revlon, Inc. and The Coca‑Cola Company and affiliates. Most recently, in June 2016, he retired from his role as Senior Executive Vice President of MacAndrews & Forbes Incorporated. Mr. D. Kennedy also recently retired from the boards of Revlon, Inc., where he had served as Vice Chairman since 2013 and as a director since 2006, and Revlon Consumer Products Corporation, where he had served since 2006.
Judge Gabrielle K. McDonald is a former U.S. District Court judge. From 2001 until 2013, Judge McDonald served as a judge on the Iran-United States Claims Tribunal, The Hague, The Netherlands. Judge McDonald served as a judge on the International Criminal Tribunal for the former Yugoslavia in The Hague for six years, and was President of the Tribunal from 1997 until 1999. Judge McDonald is a member of the Council on Foreign Relations. During the past five years, Judge McDonald has also served as a director of Freeport-McMoRan Inc. and the American Arbitration Association.
Paul M. Meister is President of MacAndrews & Forbes Incorporated. He is also co-founder and Chief Executive Officer of Liberty Lane Partners, LLC, a private investment company with diverse investments in healthcare and distribution-related industries. Mr. Meister previously served as Chairman and Chief Executive Officer of inVentiv Health, Inc., a provider of commercial, consulting and clinical research services to the pharmaceutical and biotech industries, until 2015. Mr. Meister was Chairman of Thermo Fisher Scientific Inc., a scientific instruments equipment and supplies company, from November 2006 until April 2007. He was previously Vice Chairman of Fisher Scientific International, Inc., a predecessor to Thermo Fisher, from March 2001 to November 2006, and Vice Chairman and Chief Financial Officer of Fisher Scientific from March 1991 to March 2001. Prior to Fisher Scientific, Mr. Meister held executive positions with the Henley Group, Wheelabrator Technologies and Abex, Inc. Mr. Meister is a director of LKQ Corporation, Inc. and vTv Therapeutics Inc.
Michael J. Regan is a former Vice Chairman and Chief Administrative Officer of KPMG LLP and was the lead audit partner for many Fortune 500 companies during his 40‑year tenure with KPMG. Mr. Regan is a member of the board of directors of Lifetime Brands, Inc. During the past five years, Mr. Regan has also served as a member of the board of directors of DynaVox Inc.
Barry F. Schwartz has been Vice Chairman of MacAndrews & Forbes Incorporated and various affiliates since December 2015. Mr. Schwartz was Executive Vice Chairman of MacAndrews & Forbes Incorporated and various affiliates from October 2007 to December 2015. Prior to that, he was Executive Vice President and General Counsel of MacAndrews & Forbes Incorporated and various affiliates since 1993 and Senior Vice President of MacAndrews & Forbes Incorporated and various affiliates from 1989 to 1993. Mr. Schwartz is a director of Revlon, Inc. and Revlon Consumer Products Corporation. During the past five years, Mr. Schwartz has also served as a director of Harland Clarke Holdings Corp.
Frances F. Townsend is Executive Vice President of Worldwide Government, Legal and Business Affairs of MacAndrews & Forbes Incorporated. She has been with MacAndrews & Forbes Incorporated since October 2010. Ms. Townsend was a corporate partner at the law firm of Baker Botts LLP from April 2009 to October 2010. Prior to that, she was Assistant to President George W. Bush for Homeland Security and Counterterrorism and chaired the Homeland Security Council from May 2004 until January 2008. Prior to serving the President, Ms. Townsend was the first Assistant Commandant for Intelligence for the U.S. Coast Guard and spent 13 years at the U.S. Department of Justice in various senior positions. She also serves on numerous governmental advisory and nonprofit boards. Ms. Townsend is a trustee on the board of the New York City Police Foundation and the Intrepid Sea, Air & Space Museum. She is also a member of the Council on Foreign Relations and the Trilateral Commission. Ms. Townsend is a director of The Western Union Company and Freeport McMoRan Inc. During the past five years, Ms. Townsend has also served as a director of SIGA Technologies, Inc.
Viet D. Dinh, nominee, is a partner at Kirkland & Ellis LLP, an international law firm providing legal advice in the areas of complex litigation, corporate and tax law, intellectual property, restructuring and other general counseling matters. Mr. Dinh has also served as a Professional Lecturer in Law focusing on corporations and constitutional law and a Distinguished Lecturer in Government at Georgetown University since 2014. Previously, he served as a tenured law professor at Georgetown University from 1996 to 2014. Prior to joining Kirkland & Ellis in 2016, Mr. Dinh was a partner at Bancroft PLLC, a law and strategic consulting firm which he founded in 2003. From 2001 to 2003, Mr. Dinh served as Assistant Attorney General for Legal Policy at the U.S. Department of Justice, where he played a key role in developing legal policy initiatives to combat terrorism, including the USA Patriot Act. Mr. Dinh has served on the boards of directors of the following publicly traded companies within the last five years: Revlon, Inc. (since 2012); Twenty-First Century Fox, Inc. (since 2013), where he serves as Chairman of the Nominating and Corporate Governance Committee; News Corporation (from 2004 to 2013); and LPL Financial Holdings, Inc. (since 2015), where he serves as Chair of the Nominating and Governance Committee.

Designees of MacAndrews & Forbes Incorporated
Messrs. Perelman, Meister and Schwartz and Ms. Townsend were designated for election to the Board by MacAndrews & Forbes Incorporated pursuant to its rights under a stockholders’ agreement with us dated September 6, 2000, as supplemented by agreements dated June 26, 2002, October 10, 2003 and February 15, 2007. The stockholders’ agreement was originally entered into with holders of our Series A Convertible Preferred Stock in connection with the initial issuance of such preferred stock and provides for, among other things, the right of the holders to designate up to four members of our Board based on their ownership of preferred stock or the common stock issued upon conversion thereof. All of the preferred stock was converted into common stock in August 2004. MacAndrews & Forbes Incorporated, which owned approximately 92% of the preferred stock prior to conversion and currently owns approximately 38.96% of our outstanding common stock, currently has the right to designate up to four directors based on its level of share ownership. The percentages that must be maintained in order to designate directors are as follows: (a) 20% to designate four directors; (b) 16% to designate three directors; (c) 9% to designate two directors; and (d) 4.6% to designate one director. Such percentages, in each case, are to be determined based on our fully diluted common stock subject to certain exclusions of common stock or other securities that may be issued in the future.
Qualifications of Directors
Our directors are responsible for overseeing the management of the Company’s business and affairs, which requires highly skilled and experienced individuals. The Nominating and Corporate Governance Committee is responsible for evaluating and making recommendations to the Board concerning the appropriate size and needs of the Board with the objective of maintaining the necessary experience, skills and independence on the Board. The Nominating and Corporate Governance Committee and the Board believe that there are general qualifications that are applicable to all directors and other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. The Nominating and Corporate Governance Committee and the Board consider the experience and qualifications of prospective directors individually and in the context of the Board’s overall composition.
In its assessment of prospective directors, the Nominating and Corporate Governance Committee and the Board generally consider, among other factors, the individual’s character and integrity, experience, judgment, independence and ability to work collegially, as well as the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities as a director. The Nominating and Corporate Governance Committee and the Board also assess particular qualifications, attributes, skills and experience that they believe are important to be represented on the Board as a whole, in light of the Company’s business. These include a high level of financial literacy, relevant chief executive officer or similar leadership experience, gaming, lottery and interactive gaming industry experience, experience with global operations, exposure to the development and marketing of technology and consumer products, and legal and regulatory experience.
As a matter of practice, the Nominating and Corporate Governance Committee and the Board also consider the diversity of the backgrounds and experience of prospective directors as well as their personal characteristics (e.g., gender, ethnicity, age) in evaluating, and making decisions regarding, Board composition, in order to facilitate Board deliberations that reflect a broad range of perspectives. The Nominating and Corporate Governance Committee and the Board believe that the Board is comprised of a diverse group of individuals.
The Nominating and Corporate Governance Committee and the Board believe that each nominee has valuable individual skills and experiences that, taken together, provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company. As indicated in the foregoing biographies, the nominees have extensive experience in a variety of fields, including gaming, lottery and interactive gaming (Messrs. Isaacs, Haddrill and a number of our other long‑serving directors), global operations (all directors), technology (Messrs. Isaacs, Haddrill, D. Kennedy and Meister), consumer products and marketing (Messrs. Sheehan, Isaacs, Haddrill, D. Kennedy, Perelman and Schwartz), legal and regulatory (Messrs. Isaacs, Schwartz and Dinh and Madams Townsend and McDonald), investment and financial services (Messrs. Cohen, Ford, D. Kennedy, Meister, Perelman and Schwartz) and public accounting (Mr. Regan), each of which the Board believes provides valuable knowledge about important elements of our business. Most of our nominees have leadership experience at major companies or organizations that operate inside and outside the United States and/or experience on other companies’ boards, which provides an understanding of ways other companies address various business matters, strategies, corporate governance and other issues. As indicated in the foregoing biographies, the nominees have each demonstrated significant leadership skills, including as a chief executive officer (Messrs. Sheehan, Isaacs, Haddrill, D. Kennedy, Cohen, Ford, Meister, Perelman and Schwartz), as a chief administrative officer of a major accounting firm (Mr. Regan), as chair of the Homeland Security Council and an officer in the U.S. Coast Guard (Ms. Townsend) and as a judge on an international criminal tribunal (Judge McDonald). Mr. Dinh and Ms. Townsend have extensive public policy, government or regulatory experience, which can provide valuable insight into issues faced by companies in regulated industries such as that of the Company. Mr. Isaacs has served as a senior executive and director of other gaming companies, which service has given him a deep knowledge of the Company and its businesses and directly relevant management experience. Mr. Sheehan has experience in the travel and leisure industry, providing him with insight into issues facing our customers. The Nominating and Corporate Governance Committee and the Board believe that these skills and experiences, together with their other qualities, qualify each nominee to serve as a director of the Company.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE THIRTEEN (13) NOMINEES

Corporate Governance
Overview. The Company is committed to good corporate governance, which we believe promotes the long‑term interests of our stockholders and strengthens Board and management accountability. Highlights of our corporate governance structure and policies include:

Corporate Governance Highlights
• Annual election of all directors	• Cash and equity compensation clawback policy
• Nine independent director nominees	• Anti-hedging policy
• Entirely independent Board committees (other than Executive and Finance Committee and Compliance Committee)	• Executive compensation based on pay-for-performance philosophy
• Regular executive sessions of independent directors	• Code of Business Conduct (and related training)
• Separate Chairman and Chief Executive Officer roles	• Stockholder right to call special meetings
• Regular Board and committee self‑evaluations	• Stockholder right to act by written consent
• Director and officer stock ownership guidelines	• Absence of rights plan and other “anti‑takeover” provisions
• Risk management oversight by the Board and committees
Director Independence. The Board has adopted Director Independence Guidelines as a basis for determining that individual directors are independent under the standards of the NASDAQ Stock Market. This determination, which is made annually, helps assure the quality of the Board’s oversight of management and reduces the possibility of damaging conflicts of interest. Under these standards, a director will not qualify as independent if:

(1)	the director has been employed by the Company (or any subsidiary) at any time within the past three years, other than service as an interim executive officer for a period of less than one year;

(2)	the director has an immediate family member who has been employed as an executive officer of the Company (or any subsidiary) at any time within the past three years;

(3)
the director or an immediate family member of the director has accepted any compensation (including any political contribution to a director or family member) from the Company (or any subsidiary) in excess of $120,000 during any period of 12 consecutive months within the past three years other than (a) for Board or Board committee service, (b) in the case of the family member, as compensation for employment other than as an executive officer, (c) benefits under a tax‑qualified retirement plan or non‑discretionary compensation, or (d) compensation for service as an interim executive officer for a period of less than one year;

(4)
the director or an immediate family member of the director is a partner, controlling shareholder or executive officer of an organization (including a charitable organization) that made payments to, or received payments from, the Company for property or services in the current year or in any of the past three years that exceed the greater of 5% of the recipient’s consolidated gross revenues or $200,000, other than (a) payments arising solely from investments in the Company’s securities or (b) payments under non‑discretionary charitable contribution matching programs;

(5)
the director or an immediate family member of the director is employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

(6)
the director or an immediate family member of the director is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

In applying these standards, the Board determined that each of Messrs. Cohen, Ford, Meister, Perelman, Regan, Schwartz and Dinh, and Madams Townsend and McDonald, qualify as independent directors, and none has a business or other relationship that would interfere with the director’s exercise of independent judgment. In connection with their analysis, the Board considered the fact that the Company has engaged Kirkland & Ellis, LLP, although not Mr. Dinh, who is partner, on certain legal matters and determined that this existing relationship would not interfere with Mr. Dinh's exercise of independent judgment. Messrs. Sheehan, Isaacs, Haddrill and D. Kennedy do not qualify as independent directors.
The full text of the Board’s Director Independence Guidelines, including information on the additional independence requirements applicable to Board committee members, can be accessed through the Investors—Corporate Governance link on our website at www.scientificgames.com.
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines that outline the structure, role and functioning of the Board and address various governance matters including director independence, the Board selection process, length of Board service, Board meetings and executive sessions of independent directors, Board and committee performance evaluations and management succession planning. The full text of these guidelines can be accessed through the Corporate Governance link in the Investors section of our website at www.scientificgames.com.
Board Leadership Structure. As described above, the Board is comprised entirely of independent directors, other than Mr. Sheehan, our Chief Executive Officer, Mr. Isaacs, our former President and Chief Executive Officer from 2014 to 2016, Mr. D. Kennedy, our former President and Chief Executive Officer during 2014, and Mr. Haddrill, our Executive Vice Chairman. The Audit, Compensation, and Nominating and Corporate Governance Committees are comprised entirely of independent directors. The Executive and Finance Committee is comprised of independent directors and non-independent directors, and the Compliance Committee is comprised of independent directors, a non-independent director and an industry consultant. The Board has the flexibility to select the leadership structure that is most appropriate for the Company and its stockholders and has determined that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman of the Board and Chief Executive Officer. This approach allows the Board to elect the most qualified director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and Chief Executive Officer roles when deemed appropriate. The Chairman of the Board and Chief Executive Officer roles are currently held by two different individuals.
Messrs. Isaacs and Cohen serve as Vice Chairmen of the Board, Mr. Haddrill serves as Executive Vice Chairman of the Board, and the Board has also designated Mr. Cohen as the lead independent director. When the positions of Chairman of the Board and Chief Executive Officer are held by the same individual, Mr. Cohen’s lead independent director responsibilities include presiding over regularly held executive sessions of independent directors, facilitating communication between the independent directors and the Chief Executive Officer, and coordinating the activities of the independent directors. Mr. Cohen also provides assistance to the Board and the committees of the Board in their evaluations of management’s performance, and he carries out other duties that the Board assigns to him from time to time in areas of governance and oversight.
The Executive and Finance Committee, which includes four independent directors (Messrs. Meister, Perelman, Cohen and Schwartz) as well as Messrs. Sheehan, Isaacs and Haddrill, meets as needed to support the Board in the performance of its duties between regularly scheduled Board meetings, to implement the policy decisions of the Board and to provide strategic guidance and oversight to the Company.
The Board believes its current leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the independent members of the Board.
Board’s Role in Risk Oversight. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board exercises these responsibilities on an ongoing basis as part of its meetings and through the Board’s committees, each of which examines various components of enterprise risk as part of its responsibilities. An overall review of risk is inherent in the Board’s consideration of the Company’s strategies and other matters presented to the Board, including financial matters, investments, acquisitions and divestitures. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for managing the Company’s risk exposure, and the Board and its committees providing oversight of those efforts.

The Company has implemented internal processes and controls to identify and manage risks and to communicate with the Board regarding risk management. These include an enterprise risk management program, regular internal management meetings that identify risks and discuss risk management, a Code of Business Conduct (and related training), a strong ethics and compliance function that includes suitability reviews of customers, partners, vendors and other persons/entities with which the Company does business, an internal and external audit process, internal approval and signature authority processes and legal department review of contracts. In connection with these processes and controls, management regularly communicates with the Board, Board committees and individual directors regarding identified risks and the management of these risks. Individual directors often communicate directly with senior management on matters relating to risk management. In particular, the Board committee chairmen regularly communicate with members of senior management, including Mr. Sheehan, to discuss potential risks in connection with accounting and audit matters, compensation matters, compliance matters and financing‑related matters.
The Board committees, which meet regularly and report to the full Board, play significant roles in carrying out the Board’s risk oversight function. In particular, the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and certain legal matters. The Audit Committee also oversees the internal audit function and regularly meets in private with both the Vice President of Internal Audit (who reports functionally to the Chief Financial Officer and has a direct reporting line to the Audit Committee) and representatives of the Company’s independent auditing firm. The Compensation Committee evaluates risks associated with the Company’s compensation programs and discusses with management procedures to identify and mitigate such risks. See “Executive Compensation—Compensation Discussion and Analysis—Compensation Program as it Relates to Risk” below. The Compliance Committee is active in overseeing the Company’s program with respect to compliance with the laws applicable to the Company’s business, including gaming laws, as well as compliance with our Code of Business Conduct ("Code") and related policies by employees, officers, directors and other representatives of the Company. In addition, the Compliance Committee oversees a compliance review process, which is designed to ensure that the vendors, consultants, customers and business partners of the Company are “suitable” or “qualified” as those terms are used by applicable gaming and lottery authorities, and regularly meets separately with the Senior Vice President, Chief Compliance Officer and Corporate Director of Security (who reports functionally to the Chief Executive Officer and has a direct reporting line to the Compliance Committee).
Board Meetings. The Board held a total of five meetings during 2016, including two at which executive sessions were held with no members of management present. During 2016, all incumbent directors attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served.
Board Committees. The Board has five committees: the Audit Committee; the Compensation Committee; the Compliance Committee; the Executive and Finance Committee; and the Nominating and Corporate Governance Committee. All committees are comprised solely of independent directors with the exception of the Executive and Finance Committee, which is comprised of four independent directors as well as Messrs. Sheehan, Isaacs and Haddrill, and the Compliance Committee, which is comprised of three independent directors and Mr. Sheehan, a director and our Chief Executive Officer, as well as Patricia Becker, a gaming industry consultant. The Board has approved charters for each Board committee, which can be accessed through the Investors—Corporate Governance link on our website at www.scientificgames.com. The current membership of each committee is as follows:

Audit Committee	Compensation Committee	Compliance Committee	Executive and Finance Committee	Nominating and Corporate Governance Committee
Michael J. Regan (Chair)	Peter A. Cohen (Chair)	Barry F. Schwartz (Chair)	Paul M. Meister (Chair)	Gerald J. Ford (Chair)
Peter A. Cohen	Paul M. Meister	Kevin M. Sheehan	Ronald O. Perelman	Michael J. Regan
Gerald J. Ford	Barry F. Schwartz	Gabrielle K. McDonald	Kevin M. Sheehan	Frances F. Townsend
		Frances F. Townsend	Richard M. Haddrill
		Patricia Becker	M. Gavin Isaacs
Peter A. Cohen
Barry F. Schwartz

Audit Committee. The Audit Committee is responsible for hiring the Company’s independent auditor and for overseeing the accounting, auditing and financial reporting processes of the Company. In the course of performing its functions, the Audit Committee reviews, with management and the independent auditor, the Company’s internal accounting controls, the financial statements, the report and recommendations of the independent auditor, the scope of the audit, and the qualifications and independence of the auditor. The Audit Committee also oversees the Company’s internal audit function. The Board has determined that each member of the Audit Committee is independent under the listing standards of the NASDAQ Stock Market and that

Mr. Regan qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee held seven meetings during 2016.
Compensation Committee. The Compensation Committee sets the compensation of the Chief Executive Officer and other senior executives of the Company, administers the equity incentive plans and executive compensation programs of the Company, determines eligibility for, and awards under, such plans and programs, and makes recommendations to the Board with regard to the adoption of new employee benefit plans and equity incentive plans and with respect to the compensation program for non‑employee directors. The Board has determined that each member of the Compensation Committee is independent under the listing standards of the NASDAQ Stock Market. The Compensation Committee held five meetings during 2016.
Compliance Committee. The Compliance Committee is responsible for providing oversight of the Company’s program with respect to compliance with laws and regulations applicable to the business of the Company, including gaming and anticorruption laws, and with respect to compliance with the Code of Business Conduct by employees, officers, directors and other representatives of the Company. The Compliance Committee held four meetings during 2016.
Executive and Finance Committee. The Executive and Finance Committee has broad authority to act on behalf of the Board in the oversight of the business and affairs of the Company and assists the Board in implementing Board policy decisions as requested by the Board from time to time. The Executive and Finance Committee held two meetings during 2016.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified to become directors, recommending nominees for membership on the Board and on committees of the Board, reviewing and recommending corporate governance principles, procedures and practices and overseeing the annual self‑assessments of the Board and its committees. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee held four meetings during 2016.
The Nominating and Corporate Governance Committee does not have specific qualifications that must be met by a candidate for director and will consider individuals suggested as candidates by stockholders. A stockholder wishing to propose a nominee for director should submit a recommendation in writing to the Company’s Corporate Secretary at least 120 days before the anniversary of the mailing date of the proxy materials applicable to the prior year’s annual meeting, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. The Nominating and Corporate Governance Committee will review the candidate’s background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. In prior years, candidates have been identified through recommendations made by directors, the Chief Executive Officer and other third parties. The Nominating and Corporate Governance Committee anticipates that it would use these sources as well as stockholder recommendations to identify candidates in the future.
Stockholder Communications with Directors. Stockholders may communicate with the Board or an individual director by sending a letter to the Board or to a director’s attention care of the Corporate Secretary of the Company at Scientific Games Corporation, 6650 S. El Camino Road, Las Vegas, NV 89118. The Corporate Secretary will open, log and deliver all such correspondence (other than advertisements, solicitations or communications that contain offensive or abusive content) to directors on a periodic basis, generally in advance of each Board meeting.

Attendance at Stockholders’ Meetings. The Company encourages directors to attend the annual stockholders’ meeting. Last year, all eleven directors then serving attended the annual meeting.

Compensation Committee Interlocks and Insider Participation. None of the Compensation Committee members (i) has ever been an officer or employee of the Company or (ii) was a participant in a “related person” transaction in 2016. None of the Company’s executive officers serves, or in 2016 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or the Compensation Committee.

Code of Ethics. The Board has adopted a Code of Business Conduct (the "Code") that applies to all of our officers, directors and employees. The Code sets forth fundamental principles of integrity and business ethics and is intended to ensure ethical decision making in the conduct of professional responsibilities. Among the areas addressed by the Code are standards concerning conflicts of interest, confidential information and compliance with laws, regulations and policies. The full text of the Code can be accessed through the Corporate Governance link in the Investors section of our website at www.scientificgames.com.

Director Compensation
Non-Employee Director Compensation. The compensation program for non‑employee directors consists of annual retainers and equity awards. Under the director compensation program, in 2016, non-employee directors were eligible to receive:

(1)	an annual retainer for service by non‑employee directors on the Board of $75,000;

(2)
an annual committee retainer (in lieu of fees per committee meeting) of $10,000 ($15,000, in the case of the Audit Committee) per committee (excluding for service on the Executive and Finance Committee);

(3)
annual retainers for the chairs of the Compliance Committee and the Nominating and Corporate Governance Committee of $20,000 (and an annual retainer for the chair of the Audit Committee of $35,000); and

(4)
annual grants of restricted stock units (“RSUs”) to eligible non-employee directors with a grant date value of $160,000 and a four-year vesting schedule, provided such director satisfied the Board’s attendance requirement for the prior calendar year, as discussed below.

During 2016, Mr. Cohen received $250,000 for his service as a Vice Chairman of the Board without any additional retainers for his service on the Executive and Finance Committee or as Chairman of the Compensation Committee. New non-employee directors, such as Mr. Dinh, if elected, will receive stock options for 10,000 shares (with a four‑year vesting schedule) upon joining the Board. Directors who are employed by the Company do not receive any additional compensation in connection with their services as directors.
The elements of the director compensation program are evaluated and determined by the Compensation Committee, which takes into account competitive director compensation data provided by Compensation Advisory Partners, LLC (“CAP”) for companies in a peer group of comparably sized companies in related industries as well as a general industry group of comparably sized companies. The Compensation Committee uses the comparative data provided by CAP as a general indicator of relevant market conditions, but does not set specific benchmark targets for total director compensation or for individual elements of the director compensation program. No changes were made to the director compensation program for 2016.
Awards of stock options and RSUs are subject to forfeiture if a director leaves the Board prior to the scheduled vesting date for any reason, except that the vesting of such awards would accelerate in full upon a director ceasing to serve on the Board due to death or disability.
The number of RSUs awarded in 2016 was determined by dividing the grant date value of $160,000 by the average of the high and low sales price of our common stock on the trading day immediately prior to the grant date ($9.22) and rounding down to the nearest whole number. As a result, 17,353 RSUs were awarded to each non‑employee director for 2016, provided the non-employee director satisfied the Board’s attendance requirement for 2015.
Only non-employee directors who have attended at least 75% of the total number of meetings held by the Board and committees on which they served in the prior year are eligible to receive an annual award of RSUs, except that a new director with less than six months of service in the prior year is not subject to such threshold with respect to the first grant made after becoming a director. All non-employee directors serving at the time of grant (June 2016) satisfied the attendance requirements applicable for the 2016 awards.
Haddrill Employment Agreement. On December 8, 2014, the Company entered into an employment agreement with Mr. Haddrill in connection with his role as Executive Vice Chairman of the Board, which was modified by agreement of the Company and Mr. Haddrill on October 29, 2015. The term of Mr. Haddrill’s employment is scheduled to expire on December 31, 2017, subject to automatic one-year extensions at the end of the term and each succeeding annual anniversary thereafter unless timely notice of non-renewal is given.

Under Mr. Haddrill’s employment agreement, as modified, Mr. Haddrill is eligible to receive (i) an annual base salary of $1,500,000 and (ii) a target annual incentive (the “Target Incentive”) for each year during the term in an amount determined by the Committee in accordance with the then applicable annual incentive plan, with the 2016 Target Incentive being set at

$700,000 with a maximum opportunity equal to 200% of the Target Incentive. In connection with entering into and subsequently modifying his employment agreement, Mr. Haddrill also received a one-time sign-on award of 30,284 time-vesting RSUs on December 8, 2014 (the "Sign-On Award"), a grant of 339,366 performance-conditioned RSUs on January 7, 2015 (the "Performance-contingent Awards"), and grants (the "Special Awards") consisting of (a) 63,810 time-vesting RSUs on October 29, 2015, and (b) 78,387 time-vesting RSUs on January 4, 2016 (the "2016 Time-Vesting RSUs"), which are described in more detail in the footnotes to the table below.

Upon expiration of the term of employment by the Company's failure to renew, Mr. Haddrill's Sign-On Award will fully vest and he will receive consulting fees equal to his annual base salary in exchange for certain consulting services for one year following such expiration, payable in bi-weekly installments during the consulting period. If Mr. Haddrill’s employment is terminated by the Company without “cause” or by Mr. Haddrill for “good reason” (as such terms are defined in his employment agreement, as modified), he would then be entitled to receive: (i) an amount equal to his base salary plus a lump sum payment of $1,500,000, payable in accordance with the Company’s normal payroll practices over a period of twelve (12) months, (ii) the Target Incentive, with the amount determined based on actual performance achievement through the most recently completed fiscal quarter at the time of such termination and target achievement thereafter weighted, respectively, according to the number of days in the calendar year elapsed prior to such termination and the number of days remaining in the calendar year, (iii) in the event that termination occurs with more than one full year remaining on the term of employment, an aggregate amount equal to the Target Incentive for each full year remaining in the term, (iv) continued vesting of his Sign-on Award in accordance with their original vesting schedule for a period of twelve (12) months following termination, (v) full vesting of the Special Awards, and (vi) payment of COBRA premiums for 12 months if Mr. Haddrill elects to continue medical coverage under the Company’s group health plan in accordance with COBRA. Mr. Haddrill would also be eligible for continued vesting of his Performance-contingent Awards post-termination, if his employment is terminated without cause; provided the number of shares distributed upon vesting will be pro-rated based on the percentage of the performance period that Mr. Haddrill was employed by the Company.

In the event of Mr. Haddrill’s death, his beneficiary or estate would be entitled to receive any benefits that may be payable under any life insurance benefit of Mr. Haddrill for which the Company pays premiums and full vesting of the Sign-On Award and the Special Awards. In the event Mr. Haddrill is terminated due to his “total disability” (as such term is defined in his employment agreement, as modified), he would be eligible to receive disability payments under the Company’s disability plans and full vesting of the Sign-On Award and the Special Awards. Mr. Haddrill’s agreement also contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 12 months after termination of his employment for any reason.

Director Compensation for 2016. The table below shows the compensation earned by our directors for 2016; except for Mr. Sheehan, whose compensation as an executive, and Mr. Isaacs, whose compensation as an executive and as Vice Chairman, during 2016, is reflected in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)(3)	Total ($)
Peter A. Cohen	325,000	159,995	—	—	484,995
Gerald J. Ford	110,000	159,995	—	—	269,995
Richard M. Haddrill	2,013,100	699,996	—	9,271	2,722,367
David L. Kennedy	75,000	159,995	—	—	234,995
Judge Gabrielle K. McDonald	85,000	159,995	—	—	244,995
Paul M. Meister	85,000	159,995	—	—	244,995
Ronald O. Perelman	75,000	159,995	—	—	234,995
Michael J. Regan	120,000	159,995	—	—	279,995
Barry F. Schwartz	105,000	159,995	—	—	264,995
Frances F. Townsend	95,000	159,995	—	—	254,995

(1)
Reflects annual retainers earned by directors for 2016, other than in the case of Mr. Haddrill. For Mr. Haddrill, reflects his 2016 base salary and incentive payment earned in respect of 2016 under his modified employment agreement described above. In 2016, Mr. Cohen received $250,000 for his service as a Vice Chairman of the Board without any additional retainers for his service on the Executive and Finance Committee or as Chairman of the Compensation Committee.

(2)
Reflects the grant date fair value of RSUs awarded during 2016, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. See Note 18 to our consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2016. For Mr. Haddrill, reflects the grant date fair value of the 2016 Time-Vesting RSUs received under his modified employment agreement described above.

(3)	Reflects Company contributions to the Company's 401(k) plan for Mr. Haddrill.
The table below shows the number of stock options and unvested RSUs held by each of our directors as of December 31, 2016, other than Messrs. Sheehan and Isaacs, whose stock options and unvested RSUs are reflected in the Outstanding Equity Awards at Fiscal Year-End Table below.

Name	Stock Options (in shares)(1)	RSUs(2)
Peter A. Cohen	—	33,521
Gerald J. Ford	—	33,521
Richard M. Haddrill	—	369,095
David L. Kennedy	—	64,031
Judge Gabrielle K. McDonald	10,000	24,806
Paul M. Meister	10,000	33,521
Ronald O. Perelman	—	33,521
Michael J. Regan	—	33,521
Barry F. Schwartz	—	33,521
Frances F. Townsend	—	33,521

(1)
Reflects stock options granted to Judge McDonald and Mr. Meister on October 30, 2014 and March 20, 2012, respectively, upon the applicable directors’ joining the Board, each with a four-year vesting schedule and an exercise price of $9.65 and $11.10, respectively. The first and second installment of Judge McDonald’s stock options became exercisable on the first two anniversaries of the date of grant, and the balance is scheduled to vest and become exercisable in two equal installments on the third and fourth anniversaries of the date of grant. Mr. Meister’s stock options vested and became exercisable on the first four anniversaries of the date of grant.

(2)
Reflects, for non-employee directors who were serving as such on the applicable grant date, as applicable, (a) one-fourth of an award of RSUs granted on June 4, 2013 (1,725 RSUs, which are scheduled to vest on June 4, 2017), (b) one-half of an award of RSUs granted on June 11, 2014 (6,990 RSUs, which are scheduled to vest in two equal installments on each of June 11, 2017 and 2018), (c) three-fourths of an award of RSUs granted on June 10, 2015 (7,453 RSUs, which are scheduled to vest in three equal annual installments on June 10, 2017, 2018 and 2019), and (d) 17,353 RSUs granted on June 15, 2016 (which are scheduled to vest in four equal annual installments beginning on June 15, 2017). For Mr. Haddrill, reflects (a) one-half of the Sign-on Award (15,192 RSUs, which are scheduled to vest in two equal installments on each of December 8, 2017 and 2018), (b) 282,805 of the Performance-contingent Awards, of which (i) 90,498 RSUs may vest in two equal installments in 2017 and 2018 contingent upon the achievement of certain strategic business goals and with the potential for up to 200% of the RSUs to vest in each installment but is shown as unvested at 100% in the table above, (ii) 22,624 RSUs may vest in two equal installments in March 2017 and March 2018 contingent upon the achievement of certain different performance goals, and (iii) 169,683 RSUs may vest in 2018 of which 50% is contingent on achievement of a certain performance goal and with the potential for up to 200% of the RSUs to vest and the remaining 50% of which is contingent on a different performance goal and with the potential for up to 115% of the RSUs to vest, all of which are shown at as unvested at 100% in the table above, (c) one-half of the Special Award granted on October 29, 2015 (31,905 RSUs which are scheduled to vest on December 31, 2017) and (d) one-half of the 2016 Time-Vesting RSUs (39,193 RSUs, which are scheduled to vest on December 31, 2017). For Mr. D. Kennedy, includes one-fourth of an award of RSUs granted on December 5, 2013 during his tenure as Chief Executive Officer of the Company (37,500 RSUs, which are scheduled to vest on November 18, 2017).

Director Stock Ownership Guidelines
The stock ownership guidelines are intended to align the financial interests of our officers and directors with the interests of our stockholders. Under the guidelines, directors, except our Chief Executive Officer who is subject to the officer requirements, are required to own the lesser of (1) the number of shares of our common stock equal to five times the director’s annual retainer divided by the preceding 200-day average closing price of such shares or (2) 15,000 shares. Shares of our common stock held directly or indirectly, including shares acquired upon the exercise of stock options, shares held within retirement and deferred compensation plans, time‑vesting RSUs and shares owned by immediate family members will count for purposes of the policy, whereas outstanding (vested or unvested) stock options and performance‑conditioned RSUs will not count. Each covered director has five years to comply from the later of the effective date of the policy and the date the director became subject to the policy. At present, all of our covered directors have the requisite level of stock ownership.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in their ownership with the SEC. Based on a review of the copies of the reports that our directors, officers and ten percent holders filed with the SEC and on the representations made by such persons, we believe all applicable filing requirements were met during 2016.

SECURITY OWNERSHIP
The following table sets forth certain information as to the security ownership of each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, each of our directors, our director nominee, each of our named executive officers, and all of our directors and executive officers as a group. The number of shares and the percentages of beneficial ownership set forth below are calculated as of April 18, 2017 based on outstanding shares of 88,756,630. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner	Shares of Common Stock
	Number(1)	Percent(1)
MacAndrews & Forbes Incorporated 35 East 62nd Street New York, New York 10065	34,575,737(2)	38.96%
Sylebra HK Company Limited Floor 20, 28 Hennessy Road Wan Chai, Hong Kong	8,619,044(3)	9.71%
Fine Capital Partners, L.P. 590 Madison Avenue, 27th Floor New York, New York 10022	6,488,536(4)	7.31%
Susquehanna Securities 401 E. City Avenue, Suite 220 Bala Cynwyd, PA 19004	6,383,005(5)	7.19%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,799,787(6)	6.53%
Nantahala Capital Management, LLC 19 Old Kings Highway S, Suite 200 Darien, CT 06820	5,784,889(7)	6.52%
The Vanguard Group 100 Vanguard Blvd Malvem, PA 19355	4,637,396(8)	5.22%
Ronald O. Perelman	34,651,898(9)	39.04%
Kevin M. Sheehan	76,634	*
M. Gavin Isaacs	285,815	*
Richard M. Haddrill	184,234	*
Peter A. Cohen	288,551	*
David L. Kennedy	103,551	*
Gerald J. Ford	367,077	*
Judge Gabrielle K. McDonald	14,306	*
Paul M. Meister	46,173	*
Michael J. Regan	70,633	*
Barry F. Schwartz	106,161	*
Frances F. Townsend	49,279	*
David W. Smail	41,570	*
James C. Kennedy	260,722	*
Derik J. Mooberry	63,334	*
Michael A. Quartieri	38,171	*
Viet D. Dinh(10)		*
All current directors and executive officers as a group (consisting of 19 persons)(11)	36,860,264	41.53%
*    Represents less than 1% of the outstanding shares of common stock.

(1)
In accordance with SEC rules, this column includes shares that a person has a right to acquire within 60 days of April 18, 2017 through the exercise or conversion of stock options, RSUs or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person. The securities reported for the directors and named executive officers listed in the table above include shares subject to the following awards as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of April 18, 2017:

Mr. Perelman 12,042 RSUs; Mr. Haddrill 56,561 RSUs; Mr. Cohen 12,042 RSUs; Mr. D. Kennedy 8,547 RSUs, Mr. Ford 7,704 RSUs; Judge McDonald 6,822 RSUs and 5,000 stock options; Mr. Meister 12,042 RSUs and 10,000 stock options; Mr. Regan 12,042 RSUs; Mr. Schwartz 12,042 RSUs; Ms. Townsend 12,042 RSUs; Mr. Sheehan 66,858 stock options; Mr. Isaacs 47,790 RSUs and 195,246 stock options; Mr. Quartieri 25,614 stock options; Mr. J. Kennedy 5,480 RSUs and 102,681 stock options; Mr. Smail 33,881 stock options; and Mr. Mooberry 4,465 RSUs and 41,301 stock options.

(2)
Includes shares held by MacAndrews & Forbes Incorporated, SGMS Acquisition Corporation, RLX Holdings Two LLC and SGMS Acquisition Two Corporation. SGMS Acquisition Corporation, RLX Holdings Two LLC and SGMS Acquisition Two Corporation are holding companies owned by MacAndrews & Forbes Incorporated, whose Chairman, Chief Executive Officer and sole stockholder is Mr. Perelman. MacAndrews & Forbes Incorporated has sole voting and dispositive power with respect to 34,575,737 shares, SGMS Acquisition Corporation has sole voting and dispositive power with respect to 26,385,737 shares, RLX Holdings Two LLC has sole voting and dispositive power with respect to 3,125,000 shares and SGMS

Acquisition Two Corporation has sole voting and dispositive power with respect to 5,065,000 shares. The shares so owned are, or may from time to time be, pledged to secure obligations of MacAndrews & Forbes Incorporated or its affiliates.

(3)
Based on an amendment to Schedule 13G filed with the SEC on February 15, 2017 by Sylebra HK Company Limited, Sylebra Capital Management, Mr. Jeffrey Richard Fieler and Mr. Daniel Patrick Gibson, reporting beneficial ownership as of December 31, 2016. The Schedule 13G states that each such person has shared voting power and shared dispositive power with respect to 8,619,044 shares.

(4)
Based on an amendment to Schedule 13G filed with the SEC on February 14, 2017 by Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Ms. Debra Fine, reporting beneficial ownership as of December 31, 2016. The Schedule 13G states that each such person has shared voting power and shared dispositive power with respect to 6,488,536 shares.

(5)
Based on a Schedule 13G filed with the SEC on February 10, 2017 by G1 Execution Services, LLC, Susquehanna Fundamental Investments, LLC and Susquehanna Securities, reporting beneficial ownership as of December 31, 2016. The Schedule 13G states that G1 Execution Services, LLC has sole voting and sole dispositive power over 544 shares, Susquehanna Fundamental Investments, LLC has sole voting and sole dispositive power over 85,489 shares, and Susquehanna Securities has sole voting and sole dispositive power over 6,296,972 shares. The Schedule 13G states that G1 Execution Brokers, LLC and Susquehanna Securities are affiliated independent broker-dealers which, together with Susquehanna Fundamental Investments, LLC, may be deemed to be a group. Therefore, the Schedule 13G indicates that the reporting persons have shared voting and shared dispositive power with respect to all the 6,383,005 shares beneficially owned by all of the reporting persons.

(6)
Based on an amendment to Schedule 13G filed with the SEC on January 27, 2017 by BlackRock, Inc., reporting beneficial ownership as of December 31, 2016. The Schedule 13G states that BlackRock, Inc. has sole voting power with respect to 5,681,995 shares and sole dispositive power with respect to 5,799,787 shares.

(7)
Based on an amendment to Schedule 13G filed with the SEC on February 14, 2017 by Nantahala Capital Management, LLC, Mr. Wilmot B. Harkey and Mr. Daniel Mack, reporting beneficial ownership as of December 31, 2016. The amendment to Schedule 13G states that each such person has shared voting and dispositive power with respect to 5,784,889 shares.

(8)
Based on a Schedule 13G filed with the SEC on February 13, 2017 by The Vanguard Group, reporting beneficial ownership as of December 31, 2016. The Schedule 13G states that The Vanguard Group has sole voting power with respect to 102,154 shares, shared voting power with respect to 4,800 shares, sole dispositive power with respect to 4,532,742 shares and shared dispositive power with respect to 104,654 shares.

(9)
Includes the 34,575,737 shares reported in footnote 2 above, which may be deemed to be beneficially owned by Mr. Perelman, the Chairman, Chief Executive Officer and sole stockholder of MacAndrews & Forbes Incorporated. Mr. Perelman’s address is 35 East 62nd Street, New York, New York 10065.

(10)	Director nominee.

(11)
Includes 557,005 shares issuable upon exercise of stock options and 214,249 shares issuable upon vesting of RSUs as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of April 18, 2017.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and program, the compensation decisions made by the Compensation Committee and the matters considered in making such decisions. The Company’s executive compensation program is administered by the Compensation Committee of the Board, referred to in this section as the “Committee.” The Committee is responsible for determining the compensation of the Company’s Chief Executive Officer and other executive officers of the Company, and for overseeing the Company’s executive compensation program.
Our executive compensation program is designed to attract, reward and retain our executive officers. This Compensation Discussion and Analysis focuses on the compensation of our “named executive officers” for the fiscal year ended December 31, 2016, who were:

Executive	Position
Kevin M. Sheehan (1)	President and Chief Executive Officer
M. Gavin Isaacs (1)	Former President and Chief Executive Officer
Michael A. Quartieri (2)	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
Scott D. Schweinfurth (2)	Former Executive Vice President, Chief Financial Officer and Corporate Secretary
James C. Kennedy	Executive Vice President and Group Chief Executive of Lottery
David W. Smail	Executive Vice President and Chief Legal Officer
Derik J. Mooberry	Executive Vice President and Group Chief Executive of Gaming

(1)	In August 2016, Mr. Sheehan became President and Chief Executive Officer succeeding Mr. Isaacs, who became a Vice Chairman of the Board at the same time.

(2)	In February 2016, Mr. Schweinfurth retired from the Company, and Mr. Quartieri became Executive Vice President, Chief Financial Officer and Corporate Secretary on March 1, 2016.
As used in this Compensation Discussion and Analysis and the tables and narratives that follow, (1) "SGICP" refers to our management incentive compensation program, and (2) "Target Compensation" refers to salary and target annual cash and equity incentive compensation opportunities under the SGICP.
Executive Summary
Our 2016 executive compensation program reflected key business priorities relating to operational and financial considerations, including the realization of ongoing cost savings, the creation of cash flow and continued innovation to provide best in class content and systems for our gaming, lottery and interactive product lines worldwide.
Financial performance in 2016 improved in all key areas relevant to management incentives: revenues grew $124.6 million compared to 2015, EBITDA for SGICP purposes (herein referred to as "SGICP EBITDA", a non-GAAP financial measure, with reconciliation provided to net loss in Appendix A) grew $79.7 million compared to 2015, and SGICP EBITDA minus capital expenditures ("CapEx") was $683.3 million due in part to reduced capital expenses. As a result of our improved performance in these areas, overall bonus levels across all business segments increased, and bonus levels in some business segments exceeded target levels.
Compensation Program Highlights for 2016
The following is a summary of the highlights of the Company’s executive compensation program:

•
Executive pay is substantially at risk because it largely consists of one or more types of performance‑based compensation that vary in value based on our stock price, or that can only be earned upon achievement of pre‑approved financial targets. The amount of target at‑risk pay as a percentage of Target Compensation of the named executive officers is shown below:

Executive	Target At‑Risk Pay (as a % of Target Compensation)
Mr. Sheehan	78%	*
Mr. Isaacs	79%	**
Other Named Executive Officers	67%
*For 2017.  Mr. Sheehan joined the Company in August 2016, and his 2016 compensation included a guaranteed bonus.
**Based on Mr. Isaacs' compensation for 2016 in his capacity as an executive officer of the Company.

•
Mr. Sheehan was hired as Chief Executive Officer on August 4, 2016. His compensation is set forth in an August 2016 employment agreement with competitive terms including: (i) $1.8 million base salary; (ii) 100% annual base salary cash bonus target under the SGICP (except for 2016, for which his employment agreement provided for a

$900,000 bonus); and (iii) annual participation in equity grants in an amount equal to 250% of base salary at the discretion of the Committee.

•
Upon commencement of his employment in August 2016, Mr. Sheehan also received an inducement equity award of 400,000 performance-conditioned RSUs designed both to incentivize and to reward him for taking meaningful actions to improve the Company's financial performance over a three-year performance period ending June 30, 2019. If the Company's EBITDA, calculated in a similar manner to SGICP EBITDA, grows by at least $150,000,000 during the performance period (comparing the twelve-month period ending June 30, 2019 to the twelve-month period ended June 30, 2016), 32.5% of the inducement award (or 130,000 shares) will vest. If the Company's EBITDA grows at least $300,000,000 during the same performance period, all 400,000 RSUs will vest.

•
Mr. Isaacs, who served as Chief Executive Officer until Mr. Sheehan's appointment, was also paid pursuant to an employment agreement with competitive terms consisting of: (i) $1.5 million base salary; (ii) 125% annual base salary cash bonus target under the SGICP; and (iii) ongoing participation in annual equity grants at the discretion of the Committee. On August 4, 2016, the Company modified its employment agreement with Mr. Isaacs to reflect the change of his role from President and Chief Executive Officer of the Company to Vice Chairman of the Board.

•
2016 SGICP annual cash bonuses to our named executive officers paid out between 73.3% and 99.7% of target. Certain adjustments were made to bonus payouts as set forth in the reconciliation appearing in Appendix A and then reduced based on the discretion of the Committee.

•	SGICP annual cash bonuses have varied with Company performance over the past five years as follows:

Actual SGICP Annual Cash Bonus as a % of Target Bonus Opportunity
Employees with Company-wide Responsibilities
2012	2013	2014	2015	2016
84%	58%	12%	36%	73%

•
In order to appropriately motivate and retain management, the Committee approved 2016 annual equity awards at the full target opportunity for named executive officers. 2015 annual equity awards were also made at the full target opportunity. Providing competitive equity award opportunities in recent years was a priority after prior year reductions to annual equity award values in order to manage potential dilution and share usage under the Company’s 2003 Incentive Compensation Plan, as amended (the “2003 Plan”). While no reductions were applied to equity award opportunities in 2016 or 2015, a 10% reduction had been applied relative to the executives’ equity award opportunities in 2014, following an approximate reduction of 30% in 2013.

•
For Messrs. Isaacs, Quartieri, J. Kennedy, Smail and Mooberry, 2016 annual equity awards introduced the use of performance-conditioned options that vest over time, but only if the 60-trading day average closing stock price of our common stock reflects an approximate 55% increase in the share price over the grant date no later than March 20, 2020. Those performance-conditioned options comprised 1/3 of the annual grant, and time-vesting stock options and time-vesting RSUs also each comprised 1/3 of the grant. Mr. Sheehan received a pro-rata annual equity award at the commencement of his employment in August 2016, with the same mix of performance-conditioned options, time-vesting stock options and time-vesting RSUs as the awards to other named executive officers.

•
No shares were issued under special performance-conditioned equity awards granted in 2012, which expired without vesting in 2016 as the adjusted EBITDA targets for those awards were not achieved in 2015.

Commitment to Good Governance and Best Practices
As part of its ongoing review of our executive compensation program, the Committee considers the results of our last “say on pay” proposal (approved by more than 69% of the votes cast at the 2014 Annual Meeting). In response to questions and concerns raised by certain stockholders or proxy advisory firms in recent years, the Committee has taken a number of actions that it believes should be viewed favorably by our stockholders. Those actions include the following:

•	No guaranteed salary increases. Our named executive officers are not entitled to contractual inflation‑based salary increases.

•	Challenging financial objectives for annual cash bonus and performance conditioned equity awards. Performance metrics support important business priorities.

•
Introduction of performance conditioned stock options in 2016. Vesting was contingent on a challenging stock price target of attaining a rolling 60-trading day average closing price of $15.00 per share (the "$15.00 Performance Goal") which was achieved. Achieving the target required an increase of 64% over the grant price for Mr. Sheehan and an increase of 55% for the other recipients.

•
Management of potential dilution and share usage under equity plans. When making equity awards, the Committee considers competitive market and peer group practices, the Company’s stock price performance and potential dilution and share usage under the 2003 Plan. While no reductions were applied to equity award opportunities in 2015 or 2016, the Committee has previously reduced the value of annual equity awards in order to manage levels of share utilization including reductions of 30% and 10% in 2013 and 2014, respectively. See “-Objectives and Components of Compensation Program-Long‑Term Incentive Compensation” below for additional information.

•
Stock ownership guidelines. The Company’s stock ownership guidelines apply to our directors, Chief Executive Officer, and executive officers who report directly to our Chief Executive Officer. The guidelines encourage a long‑term perspective in managing the Company and further align the interests of senior executives and directors with the interests of stockholders. See “-Corporate Governance Policies-Stock Ownership Guidelines” below for additional information.

•
Clawback policy. The Company’s “clawback” policy subjects cash and equity incentive compensation paid to senior executives (including the named executive officers) to recovery in the event that the Company’s financial statements are restated due to fraud or gross misconduct by the applicable executives. See “-Corporate Governance Policies-Clawback Policy” below for additional information.

•	No hedging policy. The Company prohibits employees and directors from engaging in hedging transactions. See “-Corporate Governance Policies-No Hedging Policy” below for additional information.

•	Independent compensation consulting firm. The Committee benefits from its utilization of an independent compensation consulting firm, CAP, which provides no other services to the Company.

•
Periodic risk assessment. The Committee has concluded that our executive compensation program does not encourage behaviors that would create risks reasonably likely to have a material adverse effect on the Company.

•	No excise tax gross‑ups. We do not agree to pay excise tax gross‑ups.

•	No above‑market returns. We do not offer preferential or above‑market returns on compensation deferred by our executive officers.

•	No loans to executive officers. We do not make personal loans to our executive officers.

Objectives and Components of Compensation Program
The objectives of our executive compensation program are to attract and retain executive talent, to encourage and reward excellent performance by executives whose contributions drive the success of the Company and create value for our stockholders. The program is structured to provide compensation packages that are competitive with the marketplace and to reward executives based on both Company and, in certain circumstances, individual performance, to encourage long‑term service and to align the interests of management and stockholders through incentives that encourage annual and long‑term results.
The principal components of the Company’s compensation program consist of base salaries, annual performance‑based incentive compensation and long‑term incentive compensation. The Company also has employment agreements with named executive officers that include severance and change of control arrangements. The following is a description of the Company’s compensation elements and the objectives they are designed to support:

Element of Compensation	Rationale	Linkage to Compensation Objective
Base Salary	• Provides fixed level of compensation	• Attracts and retains executive talent
Annual Incentive Compensation (cash bonuses)
• Target level of annual incentive compensation provides an attractive total cash opportunity that incentivizes achievement of the Company’s financial goals by tying payouts to Company financial performance, with actual annual incentive compensation payouts depending upon Company and, in certain circumstances, individual performance

• Fosters excellent business performance

• Aligns executive and stockholder interests by linking all or a portion of compensation to the annual performance of the Company

• Attracts and retains executive talent

Long‑Term Incentive Compensation (stock options, performance-conditioned equity awards and time-vesting RSUs)
• Target level of long‑term incentive compensation provides a market‑competitive equity opportunity
• Conditioning certain equity awards upon achievement of multi-year financial performance targets and defined levels of share price appreciation aligns executive pay with stockholder interests
• Time-vesting RSUs promote executive retention

• Aligns executive and stockholder interests by linking a portion of compensation to long‑term Company performance
 • Fosters excellent business performance that creates value for stockholders
 • Attracts and retains executive talent
 • Encourages long‑term service

Employment Agreements with Severance Provisions and Employment Agreements and Equity Incentive Plans with Change of Control Provisions
• Severance provisions under employment agreements provide benefits to ease an employee's transition in the event of an unexpected employment termination by the Company due to changes in the Company's employment needs
• Change in control provisions under employment agreements and equity incentive plans encourage employees to remain focused on the best interests of the Company in the event of rumored or actual fundamental corporate changes
• Attracts and retains executive talent • Encourages long‑term service

Base Salary
The base salaries of the Company’s executive officers are reviewed on an annual basis in light of the competitive marketplace, the executive officer’s responsibilities, experience and contributions and internal equity considerations. Internal equity in this context means ensuring that executives in comparable positions are rewarded comparably. Two of the named executive officers received salary increases for 2016, as shown below:

Executive	Salary Increase	Effective Date	New Salary Rate
Mr. Quartieri	$100,000	3/1/16	$600,000
Mr. J. Kennedy	$50,000	1/1/16	$725,000
Mr. Quartieri’s salary increase related to his promotion to Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of the Company, and is pursuant to the employment agreement he entered into with the Company dated as of December 15, 2015 but effective March 1, 2016 (the day following the retirement of Mr. Schweinfurth, former Executive Vice President, Chief Financial Officer and Corporate Secretary). Mr. Quartieri’s agreement has a term through December 31, 2018 (subject to automatic one-year extensions at the end of the term, and each succeeding anniversary thereafter unless timely notice of non-renewal is given).
Mr. J. Kennedy’s salary increase related to a three-year renewal of his employment contract, which now expires December 31, 2018.

Annual Incentive Compensation
Annual cash bonuses under the SGICP are based upon (1) the Company’s performance relative to the achievement of financial targets, (2) each business unit’s performance relative to the achievement of financial targets for executives directly involved with the operation of those units, as well as (3) for certain executives, an assessment of the executive’s performance and contribution, including factors not quantitatively measurable by financial results. If the applicable financial performance targets are met or exceeded, participants are eligible to receive SGICP cash bonuses based on a pre‑established target percentage of their base salaries, which target percentages for the named executive officers who participated in the SGICP in 2016 ranged from 75.0% to 125.0% of their base salaries.
The Company’s annual incentive compensation program is designed to align the executives’ bonus opportunities with the Company’s growth objectives, including the generation of free cash flow to pay down debt. The annual incentive compensation program for executive officers includes an initial funding feature intended to allow the awards to executive officers to meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). A pool equal to the aggregate of the maximum bonus amounts for our executive officers is funded if the Company financial performance meets or exceeds an Attributable EBITDA goal set by our Committee. The Committee does not expect to award the full amount authorized by this pool funding and the amounts awarded for 2016 are well below the fund. The Committee uses it discretion to reduce the executive officer bonuses based on the Company’s (1) revenue, (2) SGICP EBITDA and (3) SGICP EBITDA minus CapEx, measured relative to pre‑approved performance targets.
Although we disclose Attributable EBITDA in our quarterly earnings releases, we use a definition with certain adjustments to Attributable EBITDA for compensation measures, referred to herein as SGICP EBITDA for our SGICP targets. Attributable EBITDA (as defined in our earnings release filed with the Company’s Current Report on Form 8-K on March 2, 2017) includes our net loss adjusted for: (1) interest; (2) income taxes; (3) depreciation and amortization expense and impairment charges (including goodwill impairment charges); (4) restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management changes; (iii) restructuring and integration; (iv) M&A and other, which includes: (a) M&A transaction costs, (b) purchase accounting, (c) unusual items (including legal settlements), and (d) other non-cash items; and (v) cost savings initiatives; and (5) stock-based compensation plus our pro rata share of the EBITDA from equity investments. A number of the adjustments used in calculating Attributable EBITDA are not reflected in the calculation of SGICP EBITDA. The Committee also reserves the discretion to make certain adjustments to the bonus amounts on a case-by-case basis, considering various factors such as input from management, specific financial results and the corresponding business environment.
In 2016, the Committee determined to use the “SGICP EBITDA minus CapEx” measure instead of the Consolidated Net Cash Flow measure used in 2015. The calculation of this metric is presented in Appendix A and is similar to the “Attributable EBITDA less CapEx” measure that the Committee used in years prior to 2015 and has been determined by the Committee to be a useful measure of cash flow. Because our Consolidated Net Cash Flow is a relatively small value, small variations in actual results cause a disproportionate impact on bonus payouts. Consolidated Net Cash Flow also proved to be a difficult measure to apply at the business unit level.
When examining business results for 2016 SGICP payout calculation purposes, certain adjustments were made to SGICP EBITDA as set forth in the reconciliation appearing in Appendix A. The Committee then applied a 21% reduction (the "2016 reduction") to the resulting bonus payout.
The Committee reviews the design of the annual incentive compensation plan each year with a view to realizing desired corporate objectives and in light of management’s recommendation as to financial targets and payout structure. In recent years, this review has focused on structuring an annual cash bonus payout scale that the Committee deems appropriate in light of our growth objectives and our interest in managing incentive compensation costs. For 2016, the Committee approved an annual cash bonus payout structure under which achievement of targeted financial performance would result in the payout of 100% of a named executive officer’s target bonus opportunity. The payout structure was approved based on the recommendation of the Chief Executive Officer and in order to competitively reward executives for the achievement of targeted goals.
Targeted goals for 2016 represented year‑over‑year growth of 3.9% for revenue and 14.3% for SGICP EBITDA. The revenue growth rate is reflective of the challenging market conditions for our products globally, whereas the growth in SGICP EBITDA is reflective of profit growth in the global Interactive and Lottery business units and cost reductions throughout the Company.
No portion of the 2016 SGICP cash bonus attributable to a particular financial metric was payable unless at least 80% of the targeted amount was achieved, and the payout percentage at this minimum threshold level was 50% of an executive’s target bonus opportunity. Bonuses in excess of an executive’s target bonus opportunity were payable only if the financial results exceeded 100% of the targeted amount for the applicable financial metric. Had the Company achieved 120% or greater of the targeted amount for each financial metric, the calculated annual cash bonus for each of the named executive officers with Company‑wide responsibilities would have been multiplied by 200%. The multiplier would have been applied ratably for achievement between performance levels.
The revenue, SGICP EBITDA and SGICP EBITDA minus CapEx targets set at the beginning of 2016 for consolidated financial performance are shown below.

		Annual Cash Bonus Payout as Percentage of Target Award
		50%	100%	150%	200%
Revenue	Target ($ millions)	$2,294	$2,867	$3,154	$3,440
	% of Target	80%	100%	110%	120%
SGICP EBITDA	Target ($ millions)	$802	$1,002	$1,102	$1,202
	% of Target	80%	100%	110%	120%
SGICP EBITDA minus CapEx	Target ($ millions)	$564	$705	$776	$846
	% of Target	80%	100%	110%	120%
The 2016 annual cash bonus amounts for the eligible named executive officers with Company‑wide responsibilities, except for Mr. Sheehan who received a contractual bonus for 2016 and Mr. Schweinfurth who retired in February 2016, were determined based on attainment of the consolidated financial performance targets for the three metrics weighted as follows: 1/3 revenue, 1/3 SGICP EBITDA and 1/3 SGICP EBITDA minus CapEx. The annual cash bonus amounts for the named executive officers directly managing the operation of a business unit were determined based on the same metrics with the same relative weightings, except the outcomes were determined based on a combination of 20% consolidated results and 80% business unit results. The weightings of metrics were calculated as follows for our executive officers with Company-wide responsibilities who participated in the SGICP, which included Messrs. Isaacs, Quartieri and Smail:

Performance Measure	Level Weighting		Metric Weighting		Overall Weighting
Consolidated
Revenue	100%	×	33.3%	=	33.3%
SGICP EBITDA	100%	×	33.3%	=	33.3%
SGICP EBITDA minus CapEx	100%	×	33.3%	=	33.3%
The weightings of metrics were calculated as follows for our executive officers who directly managed the operation of a business unit, including Mr. J. Kennedy, the head of the global Lottery business unit, and Mr. Mooberry, the head of the global Gaming business unit:

Performance Measure	Level Weighting		Metric Weighting		Overall Weighting
Consolidated
Revenue	20%	×	33.3%	=	6.7%
SGICP EBITDA	20%	×	33.3%	=	6.7%
SGICP EBITDA minus CapEx	20%	×	33.3%	=	6.7%

Business Unit(1)
Revenue	80%	×	33.3%	=	26.6%
SGICP EBITDA	80%	×	33.3%	=	26.6%
SGICP EBITDA minus CapEx	80%	×	33.3%	=	26.6%

(1)	For Mr. J. Kennedy, the global Lottery business unit and, for Mr. Mooberry, the global Gaming business unit.

For 2016, Mr. Sheehan's bonus was $900,000 pursuant to his employment agreement, and Mr. Schweinfurth, who retired effective February 29, 2016, was not eligible for a bonus. Based on the 2016 annual cash bonus payout structure, the other named executive officers had the following bonus opportunities:

Executive	Threshold Annual Bonus Opportunity (% of Base Salary)	Target Annual Bonus Opportunity (% of Base Salary)	Maximum Annual Bonus Opportunity (% of Base Salary)
Mr. Isaacs	62.5%	125.0%	250.0%
Mr. Quartieri	37.5%	75.0%	150.0%
Mr. J. Kennedy	37.5%	75.0%	150.0%
Mr. Smail	37.5%	75.0%	150.0%
Mr. Mooberry	37.5%	75.0%	150.0%

Company-Wide Annual Cash Bonus Results
For Messrs. Isaacs, Quartieri and Smail, each of whom had Company-wide responsibilities in 2016, the actual consolidated revenue, SGICP EBITDA and SGICP EBITDA minus CapEx results for annual cash bonuses under the SGICP in 2016 represented achievement of 100.6%, 95.4% and 96.9%, respectively, of our targeted 2016 financial goals. Consolidated SGICP EBITDA and SGICP EBITDA minus CapEx were adjusted by the Committee, as shown in Appendix A, resulting in a reduced bonus payout amount. The Committee then reduced the calculated bonus payout amount by the 2016 reduction. As shown in the table below, the resulting overall 2016 annual cash bonuses paid to Messrs. Isaacs, Quartieri and Smail, represented 73.3% of their target annual cash bonus opportunities.

		2016 ($ millions)
		80% Target	100% Target		Results	Weighted Actual Payout
		Achievement	Achievement		(% of	(% of
		(50%	(100%	SGICP	Target	Target Bonus
	Weighting	payout)	payout)	Results	Achievement)	Opportunity)(1)
Consolidated
Revenue	33.3%	$2,293.5	$2,866.9	$2,883.4	100.6%	27.2%
SGICP EBITDA	33.3%	801.5	1,001.9	956.2(2)	95.4%	22.4%
SGICP EBITDA minus CapEx	33.3%	564.0	705.0	683.3(2)	96.9%	23.7%
				Weighted Total:		73.3%

(1)	Reflects the 2016 reduction that was applied to all SGICP bonus payouts.

(2)	Refer to Appendix A for reconciliation of 2016 SGICP EBITDA and SGICP EBITDA minus CapEx for SGICP purposes, which are non-GAAP financial measures.
Global Lottery Annual Cash Bonus Results
For Mr. J. Kennedy, who was the head of the global Lottery business unit in 2016, the actual global Lottery revenue, SGICP EBITDA and SGICP EBITDA minus CapEx results for annual cash bonuses under the SGICP in 2016 represented 95.5%, 105.1% and 113.2%, respectively, of targeted 2016 financial goals. Global Lottery SGICP EBITDA and SGICP EBITDA minus CapEx were adjusted by the Committee, as shown in Appendix A. Each metric exceeded 80% of target, and therefore Mr. J. Kennedy's bonus calculation included an amount attributable to such performance. The portion of Mr. J. Kennedy’s annual cash bonus based on consolidated revenue, SGICP EBITDA and SGICP EBITDA minus CapEx was calculated as described in the above section relating to executive officers with Company-wide responsibilities. The Committee then reduced the resulting bonus payout amount by the 2016 reduction. As shown in the table below, the resulting overall 2016 annual cash bonus paid to Mr. J. Kennedy, represented 99.7% of his target annual cash bonus opportunity.

		2016 ($ millions)
		80% Target	100% Target		Results	Weighted Actual Payout
		Achievement	Achievement		(% of	(% of
		(50%	(100%	SGICP	Target	Target Bonus
	Weighting	payout)	payout)	Results	Achievement)	Opportunity)(1)
Consolidated
Revenue	6.7%	$2,293.5	$2,866.9	$2,883.4	100.6%	5.5%
SGICP EBITDA	6.7%	801.5	1,001.9	956.2(2)	95.4%	4.5%
SGICP EBITDA minus CapEx	6.7%	564.0	705.0	683.3(2)	96.9%	4.8%

Global Lottery
Revenue	26.6%	$644.9	$806.1	$777.9	95.5%	18.6%
SGICP EBITDA	26.6%	204.6	255.8	268.8(2)	105.1%	27.7%
SGICP EBITDA minus CapEx	26.6%	161.3	201.6	228.3(2)	113.2%	38.5%
				Weighted Total:		99.7%

(1)	Reflects the 2016 reduction that was applied to all SGICP bonus payouts.

(2)	Refer to Appendix A for reconciliation of 2016 SGICP EBITDA and SGICP EBITDA minus CapEx for SGICP purposes, which are non-GAAP financial measures.
Global Gaming Annual Cash Bonus Results
For Mr. Mooberry, who was the head of the global Gaming business unit in 2016, the actual global Gaming revenue, SGICP EBITDA and SGICP EBITDA minus CapEx results for annual cash bonuses under the SGICP in 2016 represented 100.0%, 98.4% and 99.9%, respectively, of targeted 2016 financial goals. Global Gaming SGICP EBITDA and SGICP EBITDA minus CapEx were adjusted by the Committee, as shown in Appendix A. Each metric exceeded 80% of target, and therefore Mr. Mooberry's annual cash bonus calculation included an amount attributable to such performance. The portion of Mr. Mooberry’s bonus based on consolidated revenue, SGICP EBITDA and SGICP EBITDA minus CapEx was calculated as described in the above section relating to executive officers with Company-wide responsibilities. The Committee then reduced the calculated bonus payout amount by the 2016 reduction. As shown in the table below, the resulting overall 2016 annual cash bonus paid to Mr. Mooberry, represented 76.5% of his target annual cash bonus opportunity.

		2016 ($ millions)
		80% Target	100% Target		Results	Weighted Actual Payout
		Achievement	Achievement		(% of	(% of
		(50%	(100%	SGICP	Target	Target Bonus
	Weighting	payout)	payout)	Results	Achievement)	Opportunity)(1)
Consolidated
Revenue	6.7%	$2,293.5	$2,866.9	$2,883.4	100.6%	5.5%
SGICP EBITDA	6.7%	801.5	1,001.9	956.2(2)	95.4%	4.5%
SGICP EBITDA minus CapEx	6.7%	564.0	705.0	683.3(2)	96.9%	4.8%

Global Gaming
Revenue	26.6%	$1,417.5	$1,771.9	$1,772.7	100.0%	21.0%
SGICP EBITDA	26.6%	646.8	808.5	795.3(2)	98.4%	19.8%
SGICP EBITDA minus CapEx	26.6%	500.2	625.2	624.5(2)	99.9%	20.9%
				Weighted Total:		76.5%

(1)	Reflects the 2016 reduction that was applied to all SGICP bonus payouts.

(2)	Refer to Appendix A for reconciliation of 2016 SGICP EBITDA and SGICP EBITDA minus CapEx for SGICP purposes, which are non-GAAP financial measures.
Summary
Mr. Sheehan joined the Company in August 2016, and his bonus for 2016 was contractually set at $900,000. Mr. Schweinfurth, who retired effective February 29, 2016, was not eligible for a bonus during 2016. Our other named executive officers received bonuses based on the consolidated and relevant business unit financial performance described above, as adjusted downwards by the Committee. Specifically, the Committee approved annual cash bonuses for 2016 for the eligible named executive officers as shown below:

Executive	Actual Annual Bonus Award	Award as a % of Target Annual Bonus Opportunity	Award as a % of Base Salary
Mr. Isaacs	$1,374,375	73.3%	91.6%
Mr. Quartieri	$305,417	73.3%	52.6%
Mr. J. Kennedy	$542,119	99.7%	74.8%
Mr. Smail	$329,850	73.3%	55.0%
Mr. Mooberry	$315,563	76.5%	57.4%

Long-Term Incentive Compensation
Annual Equity Awards
Except for Mr. Schweinfurth, who retired effective February 29, 2016, the Company’s executive officers received annual long‑term incentive compensation awards, comprised of time-vesting stock options, performance-conditioned stock options and time-vesting RSUs, which link their compensation to the long‑term performance of the Company, align their interests with stockholders and encourage long‑term service. Under the current equity award opportunity guidelines, eligible executives have a target annual equity award opportunity equal to a designated percentage of their base salary (with the actual award determined on or prior to the grant date, in the discretion of the Committee). Long-term incentive opportunities are the largest component of variable compensation for the executives, which appropriately ties a significant proportion of their compensation to the long-term performance of the business. The target annual equity award opportunities for 2016 are shown below:

Executive	Target Equity Award Opportunity for 2016 (% of Salary)
Mr. Sheehan(1)	250%
Mr. Isaacs(2)	250%
Mr. Quartieri(3)	125%
Mr. J. Kennedy(4)	125%
Mr. Smail	125%
Mr. Mooberry	125%

(1)
Mr. Sheehan received an equity grant expressed as a percentage of his base salary, prorated for the portion of 2016 in which he was employed by the Company. Mr. Sheehan also received 400,000 performance-conditioned RSUs as an inducement award at the commencement of his employment in August 2016.

(2)
Mr. Isaacs’ equity award opportunity is expressed as a portion of his annual rate of base salary at the time of grant, which was $1,500,000, even though he only served as an officer of the Company through August 2016. In its discretion, the Committee reduced Mr. Isaacs' actual 2016 equity award to 200% of his base salary.

(3)
Mr. Quartieri’s equity award opportunity is expressed as a percentage of his annual rate of base salary he received during 2016 after his promotion effective March 1, 2016 to Executive Vice President, Chief Financial Officer and Corporate Secretary.

(4)	Mr. J. Kennedy also received 70,000 RSUs in connection with the amendment to his employment agreement with the Company to extend the term of his employment through December 31, 2018.

In 2016, the Committee awarded Messrs. Sheehan, Isaacs, Quartieri, J. Kennedy, Smail and Mooberry one-third of the value of their annual equity awards in the form of time-vesting stock options, one-third in the form of performance-conditioned stock options and one-third in the form of time-vesting RSUs. The vesting of the performance-conditioned stock options was conditioned on the Company's common stock attaining the $15.00 Performance Goal on or before March 20, 2020. The $15.00 Performance Goal represented a 64% increase over the exercise price for Mr. Sheehan, whose grant date was August 10, 2016, and a 55% increase over the exercise price for the other five individuals named above, whose grant dates were June 21, 2016. In each case, the grant date fair value or, in the case of the stock options, exercise price, was determined as the average of the high and low selling prices of the Company’s common stock on the trading day prior to the grant date. Upon satisfaction of the performance condition, the performance-conditioned stock options convert to time-vesting options that vest 25% per year beginning on March 20, 2017 and continuing on the next three anniversary dates of March 20, 2017. The Committee determined that a stock price measure was more directly aligned with stockholder interests than the three-year cumulative EBITDA target that was used as a portion of the long-term awards granted to certain named executive officers in 2015. The adoption of a stock price measure also reflects the uncertainty of predicting a reliable three-year cumulative EBITDA target when the Company was continuing to undergo significant cost reductions post integration of major acquisitions in 2013 and 2014. The $15.00 Performance Goal was achieved on February 2, 2017. The time-vesting stock options and time-vesting RSUs are scheduled to vest over a period of four years starting March 20, 2017.
In the interest of preserving available shares under the 2003 Plan, the Committee in several recent years reduced annual equity awards below an executive’s target equity award opportunity. Award values were reduced by 10% in 2014, following a reduction of 30% in 2013. For 2015 and 2016, with the increase in the Company's stock price, the Committee did not apply any reduction to target equity award opportunities and awarded full equity award opportunities to the named executive officers.
Information regarding the 2016 annual equity awards is set forth below:

Executive	Date of Grants	Time-Vesting Options(1)	Vesting Schedule of Time-Vesting Options(2)	Performance-Conditioned Options	Vesting Schedule of Performance-Conditioned Options(3)	Time- Vesting RSUs	Vesting Schedule of Time-Vesting RSUs(2)
Mr. Sheehan	08/10/2016	133,717	4 years	133,717	4 years	67,370	4 years
Mr. Isaacs	06/21/2016	204,918	4 years	204,918	4 years	103,626	4 years
Mr. Quartieri	06/21/2016	51,229	4 years	51,229	4 years	25,906	4 years
Mr. J. Kennedy	06/21/2016	61,902	4 years	61,902	4 years	31,303	4 years
Mr. Smail	06/21/2016	51,229	4 years	51,229	4 years	25,906	4 years
Mr. Mooberry	06/21/2016	46,960	4 years	46,960	4 years	23,747	4 years

(1)
Stock options were granted with an exercise price equal to the average of the high and low prices of the common stock on the trading day prior to the grant date, specifically $9.15 for Mr. Sheehan and $9.65 for the other named executive officers.

(2)	Awards vest in four equal annual installments commencing March 20, 2017 and the first three anniversaries of that date.

(3)	Awards vest in four equal annual installments commencing March 20, 2017 and the first three anniversaries of that date, as a result of the $15.00 Performance Goal being achieved on February 2, 2017.
Other 2016 Equity Awards
In 2016, we made special grants of equity awards to Messrs. Sheehan and J. Kennedy in connection with Mr. Sheehan's commencement of employment and Mr. J. Kennedy's extension of his term of employment. The award to Mr. Sheehan consisted of 400,000 performance-conditioned RSUs granted on August 10, 2016, which will cliff-vest in March 2020 contingent on the achievement of defined levels of EBITDA improvement over a three-year period as described above under “Executive Summary-Compensation Program Highlights for 2016”. The award to Mr. J. Kennedy consisted of 70,000 RSUs granted on January 14, 2016 that will vest in four equal installments commencing January 14, 2017 and the first three anniversaries of that date.
Previously Granted Annual Performance-Conditioned Awards
Certain of the named executive officers (Messrs. Isaacs, Schweinfurth, J. Kennedy, Smail and Mooberry) received an award of performance-conditioned RSUs in 2015 that will vest based on cumulative SGICP EBITDA achievement over the three-year period from 2015-2017. The cumulative SGICP EBITDA target was based on consensus analyst estimates for the Company’s EBITDA performance as well as anticipated year-over-year growth through 2017. Payouts to named executive officers who terminate employment (other than for cause), such as Messrs. Isaacs and Schweinfurth, will be pro-rated based on the number of days worked during the 3-year performance period. The payout schedule for these RSUs is as follows:

		% of Performance-Conditioned RSUs Vesting(1)
		0%	70%	100% (Target)	120%	150%
Three-Year Cumulative EBITDA (2015-2017)	Target ($ million)	<$2,600	$2,600	$3,300	$3,600	≥$4,000
	% of Target	<80%	80%	100%	110%	≥120%

(1)	The percentage of RSUs vesting is interpolated between performance levels, increasing or decreasing in proportion to the performance achievement between levels.
Special Performance-Conditioned Equity Awards
In February 2012, the Company granted approximately 494,000 RSUs to certain senior executives (including 65,000 RSUs to Mr. J. Kennedy), which awards were scheduled to vest at the rate of 25% per year, but only if the Company’s “adjusted EBITDA” for a particular year equaled or exceeded certain adjusted EBITDA targets. "Adjusted EBITDA" for purposes of the special performance-conditioned RSUs was not the same as SGCIP EBITDA or the Attributable EBITDA metric reported in the Company's earnings releases.  Instead "adjusted EBITDA" was calculated with certain adjustments relating to the aggregate consideration paid by the Company in connection with acquisitions in any year, the annual interest cost for such year on the proceeds of any debt used to finance any such acquisition, a "deemed" annual interest cost on any equity used as consideration to make such acquisition; and an amount equal to the capital expenditures of the relevant business during the four quarters prior to the acquisition, and other adjustments. None of the adjusted EBITDA targets were achieved, and in March 2016, all outstanding RSUs under these awards expired without vesting.
Retirement Plans
Executive officers are eligible to participate in our 401(k) retirement plan under the same rules that apply to other employees. The Company made a matching contribution of 100% of the first 1% of contributions and 50% of the next 5% of contributions (for a match of up to 3.5% of eligible compensation).

We also have a non‑qualified deferred compensation plan that enables executive officers and other eligible employees to defer receipt of up to 50% of their base salary and up to 100% of their annual cash bonus under the SGICP during their employment or for certain specified minimum deferral periods. The Company does not make any matching or profit sharing contributions under this plan. Although we have established a rabbi trust to assist us in meeting our obligations under the plan, account balances under the plan are unsecured and remain part of the Company’s general assets until distributed to the participants. The value of a participant’s account balance is based solely on the participant’s deferrals and the investment return on such deferrals given the performance of the investment options that they select. We do not guarantee any minimum return on those investments.

Corporate Governance Policies
Stock Ownership Guidelines
The Committee approved stock ownership guidelines requiring our directors, Chief Executive Officer and executive officers who report to our Chief Executive Officer (including the named executive officers) to acquire and maintain a meaningful ownership interest in the Company. These guidelines are intended to encourage a long‑term perspective in managing the Company and to further align the interests of our executive officers and directors with the interests of our stockholders. Covered individuals are required to own the lesser of (1) a number of shares of our common stock equal to a specified multiple of annual base salary (or in the case of directors, other than our Chief Executive Officer, annual cash retainer for Board service) divided by the preceding 200-day average closing price of such shares or (2) a set number of shares. The stock ownership requirement varies based on position, as shown in the table below. Shares of our common stock held directly or indirectly, including shares acquired upon the exercise of stock options, shares held within retirement and deferred compensation plans, time‑vesting RSUs and shares owned by immediate family members will count for purposes of the policy, whereas outstanding (vested or unvested) stock options and performance‑conditioned RSUs will not count. Covered individuals will have five years to comply from the date the individual became subject to the policy or to an increased level under the policy. We expect covered individuals who do not meet the ownership requirements to retain at least 50% of the shares of our common stock that vest or are acquired upon exercise of stock options, net of applicable taxes, until the ownership requirements are met.

Job Level	Minimum Required Ownership Interest
Chief Executive Officer	Lesser of five times annual base salary or 475,000 shares
Group Chief Executives and Chief Financial Officer	Lesser of two times annual base salary or 70,000 shares
Other Executive Officers Reporting to the Chief Executive Officer	Lesser of annual base salary or 25,000 shares

The following table summarizes the ownership of our named executive officers against these guidelines as of December 31, 2016 (excluding former employees, Mr. Schweinfurth, who is no longer subject to such guidelines, and Mr. Isaacs, who is subject to the guidelines for directors). All of our named executive officers are in compliance with our guidelines.

Name	Ownership Requirement (# of Shares/ Units)	Current Ownership (# of Shares/ Units)
Mr. Sheehan(1)	475,000	67,370
Mr. Quartieri(2)	70,000	50,230
Mr. J. Kennedy	70,000	264,848
Mr. Smail	25,000	41,222
Mr. Mooberry(3)	70,000	66,242

(1)	Mr. Sheehan became subject to the guidelines upon his hire in August 2016 and will have until August 2021 to satisfy the requirements.

(2)	Mr. Quartieri became subject to the guidelines upon his promotion in March 2016 and will have until March 2021 to satisfy the requirements.

(3)	Mr. Mooberry became subject to the guidelines upon his promotion in January 2015 and will have until January 2020 to satisfy the requirements.

Clawback Policy
The Committee and the Board approved a cash and equity compensation “clawback” policy. Under the policy, the Committee may, in its discretion, take any one or more of the following actions in the event of a restatement of our financial statements that the Committee determines was due to an executive’s fraud or gross misconduct:

•	cancel the executive’s outstanding incentive compensation awards (defined as annual cash bonus and equity compensation, whether or not vested);

•	disqualify the executive from receiving future incentive compensation awards;

•	recoup incentive compensation paid or awarded to the executive from and after the date that is one year before the events giving rise to the restatement were discovered; and/or

•
recoup the executive’s gains from the sale of shares awarded as incentive compensation or the exercise of stock options from and after the date that is one year before the events giving rise to the restatement were discovered.

The Committee and the Board intend to review and consider updates to this policy from time to time. In addition, to the extent that the SEC adopts final rules for clawback policies that require changes to our policy, we will revise our policy accordingly.
No Hedging Policy
The Committee also approved a policy prohibiting employees and directors from hedging or engaging in similar transactions designed to protect against declines in the market price of our common stock. In particular, employees and directors may not:

•	purchase or sell options (e.g., puts, calls and collars) relating to our securities;

•	purchase or sell other derivative securities designed to hedge or offset any decrease in the market value of our securities; or

•	engage in short sales of Company stock.
Peer Group
As a general matter, the Committee uses compensation data derived from a peer group of companies as a general indicator of relevant market conditions for both executives’ and non-employee directors' compensation, but does not set specific benchmark targets for total executive or non-employee director compensation or for individual elements of executive or non-employee director compensation.
In light of the Bally acquisition, the Committee, in consultation with CAP, approved a peer group of 18 companies in December 2015. The peer group was comprised of Activision Blizzard, Inc., Alliance Data Systems Corporation, Boyd Gaming Corporation, Cadence Design Systems Inc., Cardtronics Inc., Crane Co., Daktronics Inc., Diebold, Inc., Electronic Arts Inc., Everi Holdings Inc., Global Payments Inc., IAC/InterActiveCorp, International Game Technology PLC, Isle of Capri Casinos, Inc., Lexmark International Inc., Penn National Gaming Inc., Pinnacle Entertainment Inc., and Take-Two Interactive Software Inc. This was the same group that was used for 2016, with the exception of Lexmark International, which was acquired by Apex Technology and subsequently removed from the peer group. As measured following the 4th quarter of 2016, the Company’s trailing 12-month revenue was at the 53rd percentile of the peer group, while our market capitalization was at the 26th percentile.

Role of Management
The Committee works directly with our Chief Human Resources Officer on our executive compensation program and receives recommendations from the Chief Executive Officer regarding the compensation of executive officers, other than with respect to the Chief Executive Officer’s own compensation. The Committee has the authority to follow these recommendations or make different determinations in its sole discretion.
Role of Compensation Consultant
The Committee has the sole authority to select and retain outside compensation consultants or any other consultants, legal counsel or other experts to provide independent advice and assistance in connection with the execution of its responsibilities. The Committee has engaged CAP to provide such independent advice, including:

•	attending scheduled meetings of the Committee and providing advice and context on matters discussed in the meetings;

•	periodically reviewing and recommending updates to our compensation peer group;

•	conducting competitive compensation reviews with respect to senior executives and non‑employee directors;

•	advising on long‑term incentive programs generally, as well as on alternatives to historical equity grants;

•	advising the Committee on legal and regulatory developments;

•	advising on certain policies, including policies relating to stock ownership guidelines, compensation clawbacks and hedging prohibitions;

•	advising on the design of annual incentives under the SGICP; and

•	assisting in the review of the Company’s compensation policies and practices, with a focus on incentive programs, from a risk management perspective.
CAP generally attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee’s chairman or its other members outside of meetings. CAP was retained by and reports directly to the Committee, which determines the scope of requested services and approves fee arrangements for its work, and does not provide any other services to, or receive any other fees from, the Company without the prior approval of the Committee Chairman.
In 2016, the Committee reviewed the independence of CAP in light of the criteria set forth in the final rules relating to compensation consultant independence that were issued by the SEC in June 2012. Based on this review, the Committee is satisfied that no conflicts of interest exist that interfere with the independence of CAP, and CAP is fully able to provide to the Committee independent advice regarding executive and director compensation.

Compensation Program as it Relates to Risk
The Company’s management and the Committee, with the assistance of CAP, periodically review the Company’s compensation policies and practices, focusing particular attention on incentive programs, so as to ensure that they do not encourage excessive risk-taking by the Company’s employees. Specifically, this review includes the SGICP (in which executives generally participate), the Company’s business unit bonus and commission plans (in which other employees participate) and the Company’s long-term incentive plan. As discussed above, the SGICP is generally designed to reward achievement of annual results when measured against performance metrics, whereas the annual equity incentive plan is designed to link a portion of compensation to long‑term Company performance. Management and the Committee do not believe that the Company’s compensation program creates risks that are reasonably likely to have a material adverse impact on the Company for the following reasons:

•
our incentive programs appropriately balance short‑ and long‑term incentives, with a significant percentage of total compensation for the senior executive team provided in the form of incentive compensation focused on the Company’s long‑term performance;

•	the SGICP uses multiple financial performance metrics that encourage executives and other employees to focus on the overall health of the business rather than on a single financial measure;

•	a qualitative assessment of individual performance is generally a component of individual compensation payments;

•	annual cash bonuses under the SGICP and business unit plans are capped;

•
the Committee approved stock ownership guidelines applicable to senior executives and directors, a clawback policy with respect to cash and equity incentive compensation, and a prohibition on hedging our stock;

•
executive officers and certain other key employees with access to material nonpublic information must obtain permission from the Company’s Chief Legal Officer to trade in shares of our common stock, even during an open trading period;

•
Board and management processes are in place to oversee risk associated with the SGICP and business unit plans, including periodic business performance reviews by management and regular bonus accrual updates to the Committee; and

•
the Company’s risk management processes - including the Company’s enterprise risk management program, Code (and related training), strong ethics and compliance function that includes suitability reviews of customers and other persons and entities with which the Company does business, internal approval processes and legal department review of contracts - mitigate the potential for undue risk‑taking.

Employment Agreements; Severance and Change in Control Arrangements
We have entered into employment agreements with our executive officers. The agreements specify duties and minimum compensation commitments. The agreements also provide for severance benefits in certain circumstances and impose restrictive covenants that relate to, among other things, confidentiality and competition. The Committee believes that employment agreements with our executive officers are desirable as a means to attract executive talent, to encourage long‑term service, to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition, to impose the restrictive covenants described below and, where practicable, to provide severance and other terms and conditions comparable to those provided to similarly situated executives.

The severance protection provided under employment agreements assists the Company in attracting and retaining executives and is designed to ease an executive’s transition in the event of an unexpected termination by the Company due to changes in the Company’s employment needs. Severance provisions that are included in the agreements do not generally enhance an employee’s current income, and therefore are generally independent of the direct compensation decisions made by the Committee from year to year.
The employment agreements with our named executive officers provide for enhanced severance payments if the named executive officer’s employment is terminated in connection with a change in control (as defined in the employment agreements). The Committee views these enhanced severance provisions as appropriate because they encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes, allow executives to assess potential change in control transactions objectively without regard to the potential impact on their own job security and are not triggered in connection with a change in control unless an executive’s employment is terminated without “cause” or the executive terminates for “good reason” within certain timeframes.
The Company has change in control provisions in the 2003 Plan such that unvested stock options, RSUs and other equity awards would generally accelerate upon a change in control (as defined in the plans). These provisions apply to all plan participants. The Committee believes that these provisions are appropriate given that an employee’s position could be adversely affected by a change in control even if he or she is not terminated.
We entered into an employment agreement in 2016 with Mr. Sheehan in connection with his commencement of employment as Chief Executive Officer. At the same time, we entered into a Modification Agreement with Mr. Isaacs amending his employment agreement in connection with his ceasing to be President and Chief Executive Officer and becoming Vice Chairman of the Board. Following the expiration of Mr. Isaacs' modified employment agreement on December 31, 2016, we entered into a Consulting Agreement with Mr. Isaacs securing his services in a consulting capacity through June 30, 2018. During 2016, we also entered into an amendment of Mr. J. Kennedy's employment agreement that extended the term through December 31, 2018. For additional information regarding these agreements, see “Potential Payments Upon Termination or Change in Control” below.
Tax Deductibility of Executive Compensation
In implementing the Company’s compensation program, the Committee’s general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code, which limits a public company’s tax deduction for certain compensation in excess of $1.0 million paid to the chief executive officer and certain of the other highest paid executive officers. The Committee has taken steps so that annual cash bonuses under the SGICP as well as stock options and performance-conditioned RSUs granted to senior executive officers may be eligible to qualify as “performance‑based” compensation, which is excluded from the $1.0 million deductibility cap imposed under Section 162(m). Some forms of compensation, however, such as salary, guaranteed minimum bonuses and RSUs awarded without performance‑based vesting conditions do not qualify for tax deductibility in aggregate amounts in excess of $1.0 million per year. While the Committee generally seeks to take advantage of favorable tax treatment in implementing the Company’s executive compensation program, the Committee has authorized and may in the future authorize compensation that does not qualify for tax deductibility in circumstances in which the Committee believes it is necessary or appropriate to give priority to other objectives of the Company.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Compensation Committee

Peter A. Cohen, Chairman Paul M. Meister Barry F. Schwartz

Summary Compensation Table
The table below shows the compensation of our current President and Chief Executive Officer, former President and Chief Executive Officer, our current and former Chief Financial Officers, and our other three most highly compensated executive officers who were serving as executive officers as of December 31, 2016. These seven individuals are the named executive officers for 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non‑Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Kevin M. Sheehan	2016	671,538	900,000	4,276,436	1,244,558	—	694,622	7,787,154
President and
Chief Executive Officer
M. Gavin Isaacs (7)	2016	1,500,000	—	999,991	1,948,346	1,374,375	25,467	5,848,179
Former President and	2015	1,500,000	—	2,699,997	1,350,120	665,625	9,275	6,225,017
Chief Executive Officer	2014	853,846	641,488	750,213	755,020	108,512	5,192	3,114,271
Michael A. Quartieri	2016	580,769	—	249,993	487,080	305,417	10,229	1,633,488
Executive Vice President,
Chief Financial Officer, Treasurer and Corporate Secretary
Scott D. Schweinfurth(8)	2016	148,585	—	—	—	—	955,748	1,104,332
Former Executive Vice President,	2015	675,000	—	562,493	281,274	179,719	7,339	1,705,825
Chief Financial Officer and Corporate Secretary	2014	658,766	363,997	749,511	94,626	61,003	11,700	1,939,603
James C. Kennedy	2016	724,231	—	772,474	588,560	542,119	26,855	2,654,239
Executive Vice President, Group	2015	675,000	—	562,493	281,274	203,006	9,275	1,731,048
Chief Executive of Lottery	2014	675,000	—	569,530	190,564	327,343	5,850	1,768,286
David W. Smail	2016	600,000	—	249,993	487,080	329,850	10,398	1,677,321
Executive Vice President, Chief Legal
Officer
Derik J. Mooberry	2016	550,000	—	229,159	446,492	315,563	22,573	1,563,788
Executive Vice President, Group	2015	552,115	—	458,313	229,184	163,763	7,987	1,411,362
Chief Executive of Gaming

(1)
The amounts in the “salary” column reflect base salary amounts paid during the applicable year to the named executive officers. For Mr. Schweinfurth, includes an additional $16,181 that was paid in respect of Mr. Schweinfurth’s accrued vacation at the time of his retirement. For Mr. Mooberry, includes an additional $2,115 that was paid due to a change in payroll timing from 2014 to 2015.

(2)
The amounts in the "bonus" column for 2016 reflect, for Mr. Sheehan, his contractual bonus paid for 2016. The amounts in that column for 2014 reflect discretionary cash bonus payments made to reward the applicable named executive officers for their contributions to close the Bally acquisition.

(3)
The amounts in the “stock awards” column reflect the aggregate grant date fair value of RSUs awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For additional information, see our consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2016.

(4)
The amounts in the “option awards” column reflect the aggregate grant date fair value of the stock options awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the stock options is estimated on the date of grant using the Black‑Scholes option pricing model. For additional information, see our consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2016.

(5)	The amounts in the “non‑equity incentive plan compensation” column reflect the annual performance bonuses awarded under the SGICP.

(6)	The amounts indicated in the “all other compensation” column for 2016 include the following:

(a)	For Mr. Sheehan, relocation assistance of $400,353 and an additional payment of $284,994 to cover taxes on such assistance.

(b)	Company contributions to the Company's 401(k) plan for Messrs. Sheehan ($9,275), Isaacs ($8,925), Quartieri ($9,105), Schweinfurth ($4,295), J. Kennedy ($8,925), Smail ($9,275), and Mooberry ($6,031).

(c)	Cost of executive long-term disability insurance paid by the Company for Messrs. Isaacs, Quartieri, Schweinfurth, J. Kennedy, Smail and Mooberry.

(d)	Cost of an award trip and an additional payment of $4,217 to cover taxes for such award for Messrs. Isaacs, J. Kennedy and Mooberry.

(e)	Severance ($950,000) and relocation assistance for Mr. Schweinfurth

(7)	Mr. Isaacs ceased serving as President and Chief Executive Officer in August 2016, and terminated employment with the Company in December 2016.

(8)	Mr. Schweinfurth retired from the Company effective February 29, 2016.

Grants of Plan‑Based Awards for Fiscal Year 2016
The table below provides information regarding the performance bonuses, stock options and RSUs granted to the named executive officers during 2016.

					Estimated	All Other	All Other		Grant
					Future	Stock	Option		Date Fair
	Estimated Future Payouts				Payouts	Awards:	Awards:	Exercise	Value of
	Under Non‑Equity Incentive				Under Equity	Number of	Number of	or Base	Stock
	Plan Awards				Incentive Plan	Shares	Securities	Price of	and
	($)(1)				Awards(2)	of Stock	Underlying	Option	Option
		Threshold	Target	Maximum	Target	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)(3)	(#)(4)	($/Sh)(5)	($)(6)
Kevin M. Sheehan	08/10/2016	—	—	—	400,000	—	—	—	3,660,000
	08/10/2016	—	—	—	—	67,370	—	—	616,436
	08/10/2016	—	—	—	133,717	—	—	9.15	628,123
	08/10/2016	—	—	—	—	—	133,717	9.15	616,435
M. Gavin Isaacs	—	937,500	1,875,000	3,750,000	—	—	—	—	—
	06/21/2016	—	—	—	—	103,626	—	—	999,991
	06/21/2016	—	—	—	204,918	—	—	9.65	962,690
	06/21/2016	—	—	—	—	—	204,918	9.65	985,656
Michael A. Quartieri	—	225,000	450,000	900,000	—	—	—	—	—
	06/21/2016	—	—	—	—	25,906	—	—	249,993
	06/21/2016	—	—	—	51,229	—	—	9.65	240,669
	06/21/2016	—	—	—	—	—	51,229	9.65	246,411
James C. Kennedy	—	271,875	543,750	1,087,500	—	—	—	—	—
	01/14/2016	—	—	—	—	70,000	—	—	470,400
	06/21/2016	—	—	—	—	31,303	—	—	302,074
	06/21/2016	—	—	—	61,902	—	—	9.65	290,811
	06/21/2016	—	—	—	—	—	61,902	9.65	297,749
David W. Smail	—	225,000	450,000	900,000	—	—	—	—	—
	06/21/2016	—	—	—	—	25,906	—	—	249,993
	06/21/2016	—	—	—	51,229	—	—	9.65	240,669
	06/21/2016	—	—	—	—	—	51,229	9.65	246,411
Derik J. Mooberry	—	206,250	412,500	825,000	—	—	—	—	—
	06/21/2016	—	—	—	—	23,747	—	—	229,159
	06/21/2016	—	—	—	46,960	—	—	9.65	220,614
	06/21/2016	—	—	—	—	—	46,960	9.65	225,878

(1)
The amounts shown under the “estimated future payouts under non‑equity incentive plan awards” column represent the performance-based annual cash bonus opportunity approved for 2016 for each of the named executive officers, excluding Messrs. Sheehan and Schweinfurth who did not participate in the SGICP in 2016. The actual amounts awarded under the program for 2016 are shown in the Summary Compensation Table above under the “non‑equity incentive plan compensation” column.

(2)
The amounts shown under the “estimated future payouts under equity incentive plan awards” column include the award of performance‑conditioned stock options granted under the 2003 Plan based upon each named executive officer’s equity award opportunity for 2016. These awards vest in equal amounts over four years contingent on satisfaction of a defined stock price hurdle. The stock price hurdle was achieved on February 2, 2017 and therefore the performance-conditioned options have converted to time-vesting on the schedule described. In the case of Mr. Sheehan, the 400,000 shares shown in that column are the shares received pursuant to an inducement award made upon commencement of his employment that vest contingent on the achievement of defined levels of EBITDA improvement over a three-year period.

(3)
The amounts shown under the “all other stock awards” column reflect annual grants of time-vesting RSU awards that vest in four equal installments commencing March 20, 2017 and on the first three anniversaries of that date, except for the award of 70,000 RSUs to Mr. J. Kennedy, which will vest in four equal installments commencing January 14, 2017 and on the first four anniversaries of that date. For additional information regarding these awards, see “Compensation Discussion and Analysis-Objectives and Components of Compensation Program-Long‑Term Incentive Compensation-Annual Equity Awards” and “-Other 2016 Equity Awards.”

(4)
The amount shown under the “all other option awards” column reflect annual grants of stock options that vest in four equal installments commencing March 20, 2017 and on the first three anniversaries of that date. For additional information regarding these awards, see “Compensation Discussion and Analysis—Objectives and Components of Compensation Program—Long‑Term Incentive Compensation—Annual Equity Awards.”

(5)
The exercise price shown under the “exercise or base price of option awards” column represents the market value of our common stock on the grant date (which was calculated based on the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date).

(6)
The amounts indicated as the “grant date fair value” of the awards were computed in accordance with FASB ASC Topic 718. In the case of RSUs, the fair value was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. In the case of stock options, the fair value of the stock options is estimated on the grant date using the Black‑Scholes option pricing model. For additional information, see our consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year‑End
The table below provides information with respect to the stock options and RSUs held by the named executive officers as of December 31, 2016.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Kevin M. Sheehan	08/10/2016	—	133,717(2)		9.15	08/09/2026	—	—	—	—
	08/10/2016	—	—	133,717(3)	9.15	08/09/2026	—	—	—	—
	08/10/2016	—	—	—	—	—	—	—	400,000(4)	5,600,000
	08/10/2016	—	—	—	—	—	67,370(5)	943,180	—	—
M. Gavin Isaacs	06/09/2014	80,590(6)	80,591(6)	—	8.73	06/08/2024	—	—	—	—
	06/09/2014	—	—	—	—	—	42,968(7)	601,552	—	—
	04/27/2015	52,493(8)	157,479(8)	—	12.83	04/26/2025	—	—	—	—
	04/27/2015	—	—	—	—	—	78,917(9)	1,104,838	—	—
	04/27/2015	—	—	—	—	—	—	—	105,222(10)	1,473,108
	06/21/2016	—	204,918(2)	—	9.65	06/20/2026	—	—	—	—
	06/21/2016	—	—	204,918(3)	9.65	06/20/2026	—	—	—	—
	06/21/2016	—	—	—	—	—	103,626(5)	1,450,764	—	—
Michael A. Quartieri	11/11/2015	—	—	—	—	—	18,243(9)	255,402	—	—
	06/21/2016	—	51,229(2)	—	9.65	06/20/2026	—	—	—	—
	06/21/2016	—	—	51,229(3)	9.65	06/20/2026	—	—	—	—
	06/21/2016	—	—	—	—	—	25,906(5)	362,684	—	—
Scott D. Schweinfurth	04/27/2015	—	—	—	—	—	—	—	21,921(10)	306,894
James C. Kennedy	03/22/2011	33,730(11)	—	—	8.90	03/21/2021	—	—	—	—
	01/01/2013	—	—	—	—	—	7,500(12)	105,000	—	—
	03/25/2013	—	—	—	—	—	7,493(13)	104,902	—	—
	12/20/2013	—	—	—	—	—	3,750(13)	52,500	—	—
	03/20/2014	10,753(6)	10,753(6)	—	16.03	03/20/2024	—	—	—	—
	04/27/2015	10,936(8)	32,808(8)	—	12.83	04/26/2025	—	—	—	—
	04/27/2015	—	—	—	—	—	16,441(9)	230,174	—	—
	04/27/2015	—	—	—	—	—	—	—	21,921(10)	306,894
	06/21/2016	—	61,902(2)		9.65	6/20/2026	—	—	—	—
	06/21/2016	—	—	61,902(3)	9.65	6/20/2026	—	—	—	—
	01/14/2016	—	—	—	—	—	70,000(14)	980,000	—	—
	06/21/2016	—	—	—	—	—	31,303(5)	438,242	—	—
David W. Smail	08/03/2015	8,267(8)	24,801(8)	—	15.21	8/2/2025	—	—	—	—
	08/03/2015	—	—	—	—	—	12,331(9)	172,634	—	—
	08/03/2015	—	—	—	—	—	—	—	16,441(10)	230,174
	06/21/2016	—	51,229(2)	—	9.65	06/20/2026	—	—	—	—
	06/21/2016	—	—	51,229(3)	9.65	06/20/2026	—	—	—	—
	06/21/2016	—	—	—	—	—	25,906(5)	362,684	—	—
Derik J. Mooberry	11/19/2014	—	—	—	—	—	14,976(7)	209,664	—	—
	04/27/2015	8,910(8)	26,733(8)	—	12.83	04/26/2025	—	—	—	—
	04/27/2015	—	—	—	—	—	13,396(9)	187,544	—	—
	04/27/2015	—	—	—	—	—	—	—	17,861(10)	250,054
	06/21/2016	—	46,960(2)	—	9.65	06/20/2026	—	—	—	—
	06/21/2016	—	—	46,960(3)	9.65	06/20/2026	—	—	—	—
	06/21/2016	—	—	—	—	—	23,747(5)	332,458	—	—

(1)	The value shown was calculated by multiplying the number of RSUs by the closing price of our common stock on December 30, 2016 ($14.00).

(2)
These stock options are scheduled to become exercisable in four equal installments beginning on March 20, 2017. For Mr. Isaacs, pursuant to his Consulting Agreement, any of these stock options remaining unvested on June 30, 2018 will vest as long as Mr. Isaacs is still providing consulting services on such date.

(3)
These stock options are scheduled to become exercisable in four equal annual installments beginning on March 20, 2017 (each, a "Vesting Date"), conditioned on the Company's common stock attaining the $15.00 Performance Goal on or before March 20, 2020. The $15.00 Performance Goal was achieved on February 2, 2017, and therefore the performance-conditioned options have converted to time-vesting as described in the first sentence of this footnote. For Mr. Isaacs, pursuant to his Consulting Agreement, any of these stock options remaining unvested on June 30, 2018 will vest as long as Mr. Isaacs is still providing consulting services on such date.

(4)
These RSUs are scheduled to cliff vest at the end of a three-year performance period from July 1, 2016 to June 30, 2019, contingent upon the achievement of performance criteria over such three-year period, as described above.

(5)
These RSUs are scheduled to vest in four equal annual installments beginning on March 20, 2017. For Mr. Isaacs, pursuant to his Consulting Agreement, any of these RSUs remaining unvested on June 30, 2018 will vest as long as Mr. Isaacs is still providing consulting services on such date.

(6)
These stock options were awarded with a four-year vesting schedule. The first and second installments vested and became exercisable on the first two anniversaries of the date of grant, and the balance is scheduled to vest in two equal installments on the third and fourth anniversaries of the date of grant.

(7)
These RSUs were awarded with a four-year vesting schedule. The first and second installments vested on the first two anniversaries of the date of grant, and the balance is scheduled to vest in two equal installments on the third and fourth anniversaries of the date of grant.

(8)
These stock options were awarded with a four‑year vesting schedule. The first installment became exercisable on the first anniversary of the date of grant, and the balance is scheduled to vest in three equal installments on the second, third and fourth anniversaries of the date of grant. For Mr. Isaacs, pursuant to his Consulting Agreement, any of these stock options remaining unvested on June 30, 2018 will vest as long as Mr. Isaacs is still providing consulting services on such date.

(9)
These RSUs were awarded with a four-year vesting schedule. The first installment vested on the first anniversary of the date of grant, and the balance is scheduled to vest in three equal installments on the second, third and fourth anniversaries of the date of grant. For Mr. Isaacs, pursuant to his Consulting Agreement, any of these RSUs remaining unvested on June 30, 2018 will vest as long as Mr. Isaacs is still providing consulting services on such date.

(10)
These performance-conditioned RSUs were awarded with a three-year cliff vesting schedule, with the RSUs vesting in March 2018 contingent upon the achievement of multi-year performance criteria over the 2015-2017 period. Anywhere between 0% and 150% of these RSUs may vest depending on actual performance achieved relative to the predetermined criteria. See “Compensation Discussion and Analysis-Objectives and Components of Compensation Program-Long‑Term Incentive Compensation-Previously Granted Annual Performance-Conditioned Awards” for additional information. In the case of Messrs. Isaacs and Schweinfurth, these performance-conditioned RSUs will continue to vest even though their employment terminated in 2016, however, payouts of shares upon vesting will be pro-rated based on the number of days worked during the 3-year performance period.

(11)	These stock options were awarded with a four-year vesting schedule. The first, second, third and fourth installments vested and became exercisable on the first four anniversaries of the date of grant.

(12)
These RSUs were awarded with a four-year vesting schedule. The first, second and third installments vested and became exercisable on the first three anniversaries of the date of grant. The balance is scheduled to vest in on the fourth anniversary of the date of grant.

(13)
These RSUs were awarded with a four-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2013. The first installment vested in March 2014, based on attainment of the 2013 performance goal, the second installment vested on the second anniversary of the date of grant, the third installment vested on the third anniversary of the date of grant, and the balance is scheduled to vest on the fourth anniversary of the date of grant.

(14)	These RSUs were awarded with a four-year vesting schedule. They are scheduled to vest in equal installments on the first four anniversaries of the date of grant.
Option Exercises and Stock Vested for Fiscal Year 2016
The table below provides information for the named executive officers with respect to stock options that were exercised and RSUs that vested during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin M. Sheehan	—	—	—	—
M. Gavin Isaacs	—	—	47,789	494,568
Michael A. Quartieri	—	—	6,081	78,506
Scott D. Schweinfurth	—	—	84,718	821,765
James C. Kennedy	—	—	32,849	310,835
David W. Smail	—	—	4,110	42,991
Derik J. Mooberry	—	—	11,953	151,674

2016 Nonqualified Deferred Compensation
The following table sets forth detail about activity for the named executive officers in our nonqualified deferred compensation plan. All named executive officers are eligible to participate in the plan, which is designed to allow highly compensated and management employees to make contributions in excess of certain limits imposed by the Internal Revenue Code that apply to our tax-qualified 401(k) plan. The plan only allows employee contributions, and the Company does not provide matching contributions under the plan (although the employee contributions are eligible for earnings on the deferred amounts).

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Kevin M. Sheehan	—	—	—	—	—
M. Gavin Isaacs	—	—	—	—	—
Michael A. Quartieri	—	—	—	—	—
Scott D. Schweinfurth	—	—	—	85,519	1,693
James C. Kennedy	—	—	—	—	—
David W. Smail	—	—	—	—	—
Derik J. Mooberry	—	—	—	—	—

Potential Payments Upon Termination or Change in Control
For the named executive officers who remained employed on December 31, 2016, the information below describes and quantifies certain compensation that would become payable pursuant to the terms of their employment agreements and their equity award agreements under the various termination events described below. For Messrs. Isaacs and Schweinfurth, who ceased to be employees during 2016, the information describes what became payable on such termination event under their employment agreement and separation agreement, respectively. In each case, the applicable agreements were the result of arm's length negotiations and were approved by the Committee and/or the Board.
Employment Agreements and Equity Award Agreements with Current Executive Officers. Each current executive officer's employment agreement provides that if his employment is terminated by the Company "without cause" or by the executive for "good reason" (as such terms are defined in the applicable agreement) (a "Qualifying Termination"), the executive would be entitled to receive (i) a pro rata bonus for the year of termination, (ii) an amount equal to the sum of his base salary and Severance Bonus Amount (as defined below), payable over a period of 12 months, and (iii) payment of COBRA premiums for 12 months if the executive elects to continue medical coverage under the Company's group health plan in accordance with COBRA. For Mr. Sheehan, if a Qualifying Termination occurs within his first year of employment, absent a "change in control" (as defined in his agreement), then the amount described in clause (ii) of the preceding sentence would be multiplied by two. If a Qualifying Termination occurs upon or within one year after a "change in control" (as such term is defined in the applicable agreement), then for each executive officer other than Mr. Mooberry the amount described in clause (ii) of the first sentence of this paragraph would be multiplied by two and payable in a lump sum if permitted under Section 409A of the Internal Revenue

Code, otherwise, over a period of 24 months. An executive's "Severance Bonus Amount" is equal to the highest annual incentive compensation paid to him in respect of the two most recent fiscal years but not more than his target bonus for the then-current fiscal year, except that, (a) for Mr. Sheehan, if the Qualifying Termination had occurred in 2016 or occurs in 2017, such amount would be Mr. Sheehan's target bonus for the year of termination or (b) for Messrs. Quartieri, Smail and Mooberry, if such Qualifying Termination had occurred prior to payment of annual bonuses for fiscal year 2016, the "Severance Bonus Amount" would have been the executive's target bonus for 2016.
In the event of a current executive officer's death, his beneficiary or estate would be entitled to receive any benefits that may be payable under any life insurance benefit of his for which the Company pays premiums. In the event of a current executive officer's termination due to his "total disability" (as such term is defined in the applicable agreement), each executive officer would be entitled to receive disability payments pursuant to a disability plan sponsored or maintained by the Company and Mr. J. Kennedy would be entitled to receive an amount equal to his base salary less the amount of such disability payments. Each current executive officer would also be entitled to certain payments upon the expiration of the term of his employment agreement following the Company's failure to renew the term. Only Mr. Mooberry's employment agreement was subject to renewal in 2016, and if the term of his agreement had expired on December 31, 2016 as a result of the Company's failure to renew, Mr. Mooberry would have become entitled to receive an amount equal to his annual base salary, payable over 12 months.
Each of Messrs. Sheehan, Quartieri, J. Kennedy and Smail would vest in full in any equity awards held by them upon a Qualifying Termination, subject to the Committee's determination that any applicable performance targets have been achieved in the case of performance-conditioned awards; provided, however, Mr. Sheehan's August 2016 inducement grant of 400,000 performance-conditioned RSUs would only vest if such termination occurred after February 4, 2018, in which case such award would be subject to pro rata vesting based on increased EBITDA, calculated similarly to SGICP EBITDA, during the period of Mr. Sheehan's employment. In the case of Mr. Mooberry, upon a termination by the Company "without cause" only, he would receive pro rata vesting of his performance-conditioned RSUs granted on April 27, 2015 upon the Committee's determination that the applicable target had been achieved. In the case of a "change in control" (as defined in the 2003 Plan), all outstanding equity awards held by an executive officer would vest upon such change in control. Under the terms of our standard equity award agreement (which terms are not applicable to Mr. Sheehan's inducement grant), unvested stock options and RSUs held by an employee (including a named executive officer) would vest upon the termination of such employee's employment by reason of death or "disability" (as such term is defined in the applicable agreement); provided, however, that any performance-conditioned awards would only vest at the time, and only to the extent, that the Committee determined that the applicable target had been achieved.
Each employment agreement also contains, among other things, covenants imposing on the executive officer certain obligations with respect to confidentiality and proprietary information and restricting his ability to engage in certain activities in competition with the Company during the term of his employment and for a period of 12 months (18 months in the case of Mr. J. Kennedy) after termination. Incentive-based compensation and benefits provided under the agreement will be subject to recovery under the Company's "clawback" policy, described above under "Compensation Discussion and Analysis - Certain Corporate Governance Policies - Clawback".

The amounts described below are estimates, and the actual amounts to be paid can only be determined at the time of the executive’s separation. The amounts described below would be in addition to amounts the individual would receive under accrued plans, such as the non‑qualified deferred compensation plan, the 401(k) plan, and previously vested equity or bonus awards, as to which neither the named executive officer’s employment agreement nor the plans provide for enhanced benefits or payments upon termination. The value shown below for equity awards that would have accelerated had the specified termination event occurred on the last business day of the year was calculated by multiplying the number of shares subject to the acceleration by the closing price of our common stock on that day, which was $14.00 (and, in the case of stock options, reducing the value, but not below zero, by the exercise price for such options).

In the event that the payments and benefits provided to Mr. Sheehan in connection with a change in control were subject to the excise tax under Section 4999 of the Internal Revenue Code, Mr. Sheehan’s employment agreement provides for a “best net” cutback, such that Mr. Sheehan will receive either the full amount of such payments and benefits or payments and benefits with a value equal to one dollar less than the threshold that would subject Mr. Sheehan to such excise tax, whichever would result in a greater after-tax amount.

Mr. Sheehan
The following describes the estimated amounts Mr. Sheehan would have received if the termination event specified occurred at December 31, 2016:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$3,600,000(b)(c)	$3,600,000(c)(i)	—	—
Severance Bonus Amount	—	—	$1,800,000(b)(d)	$1,800,000(d)(i)	—	—
Pro Rata Bonus for Year of Termination	—	—	$900,000(e)	$900,000(e)	—	—
Total Cash Payments	—	—	$6,300,000	$6,300,000	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$6,035(f)	$6,035(f)	$3,600,000(f)	—
Total Benefits & Perquisites	—	—	$6,035	$6,035	$3,600,000	—
Long‑Term Incentive Compensation
“Spread” Value of Accelerated Options	—	—	$1,297,055(g)	$1,297,055(g)	$1,297,055(g)	$1,297,055(g)
Value of Accelerated RSUs	—	—	$943,180(h)	$6,543,180(h)	$943,180(h)	$943,180(h)
Total Value of Accelerated Equity Awards	—	—	$2,240,235	$7,840,235	$2,240,235	$2,240,235
Total Value of Payments and Benefits	—	—	$8,546,270	$14,146,270	$5,840,235	$2,240,235

(a)	Qualifying Termination upon or within one year immediately following a change in control.

(b)	Paid over 12 months.

(c)	Amount reflects two times base salary.

(d)	Amount reflects two times Severance Bonus Amount (which for 2016 would have been his contractual bonus amount).

(e)	Amount reflects pro rata bonus that would have been received for year of termination (amount shown is contractual bonus for 2016). Paid in lump sum.

(f)
Upon termination other than due to death, amount reflects payment of an amount equal to the cost of continued health coverage under the Company's insurance coverage under COBRA for 12 months. Upon termination due to death, amount reflects Company‑provided life insurance benefits available to all benefit-eligible employees (equal to two times base salary up to $4,000,000).

(g)
Reflects full vesting of stock options, at a target payout level in the case of performance-conditioned options. In the case of a change in control, such vesting would occur upon the change in control.

(h)	Reflects full vesting of time-vesting RSUs, and, in the case of a change in control, full vesting of performance-conditioned RSUs at a target payout level, effective upon the change in control.

(i)	Paid over 24 months (or in a lump sum if permitted under Section 409A of the Internal Revenue Code).

Mr. Quartieri
The following describes the estimated amounts Mr. Quartieri would have received if the termination event specified occurred at December 31, 2016:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$600,000(b)	$1,200,000(h)(i)	—	—
Severance Bonus Amount	—	—	$450,000(c)	$900,000(i)(j)	—	—
Pro Rata Bonus for Year of Termination	—	—	$305,417(d)	$305,417(d)	—	—
Total Cash Payments	—	—	$1,355,417	$2,405,417	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$18,735(e)	$18,735(e)	$1,200,000(e)	—
Total Benefits & Perquisites	—	—	$18,735	$18,735	$1,200,000	—
Long‑Term Incentive Compensation
“Spread” Value of Accelerated Options	—	—	$445,692(f)	$445,692(f)	$445,692(f)	$445,692(f)
Value of Accelerated RSUs	—	—	$618,086(g)	$618,086(g)	$618,086(g)	$618,086(g)
Total Value of Accelerated Equity Awards	—	—	$1,063,778	$1,063,778	$1,063,778	$1,063,778
Total Value of Payments and Benefits	—	—	$2,437,930	$3,487,930	$2,263,778	$1,063,778

(a)	Qualifying Termination upon or within one year immediately following a change in control.

(b)	Paid over 12 months.

(c)	Amount reflects Severance Bonus Amount. Amount shown is target 2016 bonus. Paid over 12 months.

(d)	Amount reflects pro rata bonus that would have been received for year of termination (amount shown is actual 2016 bonus). Paid in lump sum.

(e)
Upon termination other than due to death, amount reflects payment of COBRA premiums for 12 months. Upon termination due to death, amount reflects Company‑provided life insurance benefits available to all benefit-eligible employees (equal to two times base salary up to $4,000,000).

(f)
Reflects full vesting of stock options, at a target payout level in the case of performance-conditioned options. In the case of a change in control, such vesting would occur upon the change in control.

(g)	Reflects full vesting of time-vesting RSUs (Mr. Quartieri does not hold performance-conditioned RSUs). In the case of a change in control, such vesting would occur upon the change in control.
(h)    Amount reflects two times base salary.

(i)	Paid over 24 months (or in a lump sum if permitted under Section 409A of the Internal Revenue Code).

(j)	Amount reflects two times Severance Bonus Amount. Amount shown is two times target 2016 bonus.
Mr. J. Kennedy
The following describes the estimated amounts Mr. J. Kennedy would have received if the termination event specified occurred at December 31, 2016:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$725,000(b)	$1,450,000(h)(i)	—	$725,000(k)
Severance Bonus Amount	—	—	$327,343(c)	$654,686(i)(j)	—	—
Pro Rata Bonus for Year of Termination	—	—	$542,119(d)	$542,119(d)	—	—
Total Cash Payments	—	—	$1,594,462	$2,646,805	—	$725,000
Benefits & Perquisites
Health and Welfare Benefits	—	—	$12,540(e)	$12,540(e)	1,450,000(e)	—
Total Benefits & Perquisites	—	—	$12,540	$12,540	$1,450,000	—
Long‑Term Incentive Compensation
“Spread” Value of Accelerated Options	—	—	$576,932(f)	$576,932(f)	$576,932(f)	$576,932(f)
Value of Accelerated RSUs	—	—	$2,217,712(g)	$2,217,712(g)	$2,217,712(g)	$2,217,712(g)
Total Value of Accelerated Equity Awards	—	—	$2,794,644	$2,794,644	$2,794,644	$2,794,644
Total Value of Payments and Benefits	—	—	$4,401,646	$5,453,989	$4,244,644	$3,519,644

(a)	Qualifying Termination upon or within one year immediately following a change in control.

(b)	Paid over 12 months.

(c)	Amount reflects Severance Bonus Amount. Amount shown is actual 2014 bonus. Paid over 12 months.

(d)	Amount reflects pro rata bonus that would have been received for year of termination (amount shown is actual 2016 bonus). Paid in lump sum.

(e)
Upon termination other than due to death, amount reflects payment of COBRA premiums for 12 months. Upon termination due to death, amount reflects Company‑provided life insurance benefits available to all benefit-eligible employees (equal to two times base salary up to $4,000,000).

(f)
Reflects full vesting of stock options, at a target payout level in the case of performance-conditioned options. In the case of a change in control, such vesting would occur upon the change in control.

(g)	Reflects full vesting of RSUs, at a target payout level in the case of performance-conditioned RSUs. In the case of a change in control, such vesting would occur upon the change in control.
(h)    Amount reflects two times base salary.

(i)	Paid over 24 months (or in a lump sum if such change in control constitutes a change in control under Section 409A of the Internal Revenue Code).

(j)	Amount reflects two times Severance Bonus Amount. Amount shown is two times actual 2014 bonus.

(k)	Paid over 12 months. Amount to be reduced by any disability payments to executive under any Company disability plan.
Mr. Smail
The following describes the estimated amounts Mr. Smail would have received if the termination event specified occurred at December 31, 2016:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$600,000(b)	$1,200,000(h)(i)	—	—
Severance Bonus Amount	—	—	$450,000(c)	$900,000(i)(j)	—	—
Pro Rata Bonus for Year of Termination	—	—	$329,850(d)	$329,850(d)	—	—
Total Cash Payments	—	—	$1,379,850	$2,429,850	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	$18,142(e)	$18,142(e)	$1,200,000(e)	—
Total Benefits & Perquisites	—	—	$18,142	$18,142	$1,200,000	—
Long‑Term Incentive Compensation
“Spread” Value of Accelerated Options	—	—	$445,692(f)	$445,692(f)	$445,692(f)	$445,692(f)
Value of Accelerated RSUs	—	—	$765,492(g)	$765,492(g)	$765,492(g)	$765,492(g)
Total Value of Accelerated Equity Awards	—	—	$1,211,184	$1,211,184	$1,211,184	$1,211,184
Total Value of Payments and Benefits	—	—	$2,609,176	$3,659,176	$2,411,184	$1,211,184

(a)	Qualifying Termination upon or within one year immediately following a change in control.

(b)	Paid over 12 months.

(c)	Amount reflects Severance Bonus Amount. Amount shown is target 2016 bonus. Paid over 12 months.

(d)	Amount reflects pro rata bonus that would have been received for year of termination (amount shown is actual 2016 bonus). Paid in lump sum.

(e)
Upon termination other than due to death, amount reflects payment of COBRA premiums for 12 months. Upon termination due to death, amount reflects Company‑provided life insurance benefits available to all benefit‑eligible employees (equal to 1.5 times base salary up to $1,000,000).

(f)
Reflects full vesting of stock options, at a target payout level in the case of performance-conditioned options. In the case of a change in control, such vesting would occur upon the change in control.

(g)	Reflects full vesting of RSUs, at a target payout level in the case of performance-conditioned RSUs. In the case of a change in control, such vesting would occur upon the change in control.
(h)    Amount reflects two times base salary.

(i)	Paid over 24 months (or in a lump sum if permitted under Section 409A of the Internal Revenue Code).

(j)	Amount reflects two times Severance Bonus Amount. Amount shown is two times target 2016 bonus.
Mr. Mooberry
The following describes the estimated amounts Mr. Mooberry would have received if the termination event specified occurred on December 31, 2016:

	Voluntary Resignation	Termination for Cause	Expiration of Term	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason (w/ Change in Control)(a)	Termination Due to Death	Termination Due to Disability
Cash Payments
Base Salary	—	—	$550,000(b)	$550,000(b)	$550,000(b)	—	—
Severance Bonus Amount	—	—	—	$412,500(c)	$412,500(c)	—	—
Pro Rata Bonus for Year of Termination	—	—	—	$315,563(d)	$315,563(d)	—	—
Total Cash Payments	—	—	$550,000	$1,278,063	$1,278,063	—	—
Benefits & Perquisites
Health and Welfare Benefits	—	—	—	$13,263(e)	$13,263(e)	$1,100,000(e)	—
Total Benefits & Perquisites	—	—	—	$13,263	$13,263	$1,100,000	—
Long‑Term Incentive Compensation
“Spread” Value of Accelerated Options	—	—	—	—	$439,829(f)	$439,829(f)	$439,829(f)
Value of Accelerated RSUs	—	—	—	$156,731(g)	$979,720(h)	$979,720(h)	$979,720(h)
Total Value of Accelerated Equity Awards	—	—	—	$156,731	$1,419,549	$1,419,549	$1,419,549
Total Value of Payments and Benefits	—	—	$550,000	$1,448,057	$2,710,875	$2,519,549	$1,419,549

(a)	Qualifying Termination upon or within one year immediately following a change in control.

(b)	Paid over 12 months.

(c)	Amount reflects one times Severance Bonus Amount. Amount shown is one times target 2016 bonus. Paid over 12 months.

(d)	Amount reflects pro rata bonus that would have been received for year of termination (amount shown is actual 2016 bonus). Paid in lump sum.

(e)
Upon termination other than due to death, amount reflects payment of COBRA premiums for 12 months. Upon termination due to death, amount reflects Company‑provided life insurance benefits available to all benefit‑eligible employees (equal to two times base salary up to $4,000,000).

(f)
Reflects full vesting of stock options, at a target payout level in the case of performance-conditioned options. In the case of a change in control, such vesting would occur upon the change in control.

(g)	Reflects, in the event of a termination by the Company without "cause" only, pro-rata vesting of the performance-conditioned RSUs granted on April 27, 2015 at a target payout level.

(h)	Reflects full vesting of RSUs at a target payout level in the case of performance-conditioned RSUs. In the case of a change in control, such vesting would occur upon the change in control.

Employment Agreement with Mr. Isaacs. On August 4, 2016, the Company modified its employment agreement with Mr. Isaacs to reflect the change of his role from President and Chief Executive Officer of the Company to Vice Chairman of the Board. Mr. Isaacs’ modified employment agreement expired on December 31, 2016, and effective January 1, 2017, his service as Vice Chairman continued pursuant to a consulting agreement which provides for Mr. Isaacs’ continued service through June 30, 2018 in exchange for consulting fees of $83,333.33 per month and the opportunity to earn a discretionary bonus for 2017.
Under Mr. Isaacs’ consulting agreement, unvested equity awarded to him as President and Chief Executive Officer remains outstanding and will continue, to vest in accordance with their vesting schedules, subject to Mr. Isaacs’ continued service as a consultant through the applicable vesting date and achievement of any applicable performance criteria, provided that any such equity awards that remain outstanding on June 30, 2018 will immediately vest as of such date if Mr. Isaacs is still providing services to the Company as of such date, subject to achievement of any applicable performance criteria. In the event that the Company terminates the Consulting Agreement prior to June 30, 2018 without “cause” (as defined in Mr. Isaacs’ modified employment agreement), Mr. Isaacs will be entitled to receive the monthly consulting fee through June 30, 2018, and Mr. Isaac’s equity awards will be treated as if he had continued providing services to the Company through June 30, 2018. In addition, Mr. Isaac’s outstanding equity awards will vest upon a “change in control” (as defined in the 2003 Plan).

The following describes the amounts Mr. Isaacs received as a result of the termination of his employment on December 31, 2016:

	Termination Without Cause or for Good Reason
Cash Payments
Consulting Fees	$1,500,000	(a)
2016 Bonus	$1,375,374	(b)(c)
Total Cash Payments	$2,875,374
Benefits & Perquisites
Health and Welfare Benefits	$19,380	(d)
Total Benefits & Perquisites	$19,380
Long‑Term Incentive Compensation
“Spread” Value of Accelerated Options	—	(e)
Value of Accelerated RSUs	—	(e)
Total Value of Accelerated Equity Awards	—
Total Value of Payments and Benefits	$2,894,754

(a)	Amount reflects consulting fees paid over 18 months.

(b)	Amount reflects bonus that would have been received for year of termination (amount shown is actual 2016 bonus). Paid in lump sum.

(c)	Mr. Isaacs is eligible for a discretionary bonus for 2017.

(d)	Amount reflects payment of estimated COBRA premiums, less executive’s contributions, for 18 months.

(e)
Outstanding equity grants continue to vest in accordance with their terms, no equity awards vested upon Mr. Isaacs' termination of employment. Remaining equity will vest on June 30, 2018 per the terms of the consulting agreement if Mr. Isaacs continues to provide services through such date or if the consulting agreement is terminated by the Company prior to such date without cause. In addition, equity awards would vest in full upon a change in control. If a change in control had occurred on December 31, 2016, Mr. Isaacs would have vested in equity awards with a value of $7,022,014.

Separation Agreement with Mr. Schweinfurth
On November 12, 2015, we entered into a separation agreement with Mr. Schweinfurth pursuant to which, following his then-anticipated retirement from the Company, which occurred on February 29, 2016, Mr. Schweinfurth would receive (i) $1,100,000 in severance payments, payable in bi-weekly installments over a twelve-month period, (ii) no later than March 15, 2016, the annual bonus payable to him for fiscal year 2015 pursuant to the SGICP (which amount is reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation”) and (iii) up to $160,000 in aggregate payments relating to outstanding costs associated with Mr. Schweinfurth’s relocation from Chicago to Las Vegas. The separation agreement also provided that all unvested stock options and RSUs would be accelerated and vest on the date Mr. Schweinfurth’s release of claims in favor of the Company became effective (the “Release Effective Date”), provided that the 21,921 RSUs granted on April 27, 2015 (the “LTIP RSUs”) will only vest pro rata and only once the Committee has determined that the applicable performance criteria have been satisfied. The value of the LTIP RSUs that Mr. Schweinfurth remains eligible to vest in, based on the closing price of our common stock on the Release Effective Date and assuming a target payout level, is $84,400. In addition, Mr. Schweinfurth received payment of COBRA premiums for 12 months following his separation date after Mr. Schweinfurth elected to continue medical coverage under the Company’s group health plan in accordance with COBRA, with a value of $18,481. Mr. Schweinfurth’s separation agreement also contains a general release and covenants imposing on him certain obligations with respect to non-disparagement, confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company for a period of 12 months after his separation date.

The following describes the amounts Mr. Schweinfurth received as a result of the termination of his employment on February 29, 2016:

	Termination Without Cause or for Good Reason
Cash Payments
Severance	$1,100,000	(a)
Total Cash Payments	$1,100,000
Benefits & Perquisites
Health and Welfare Benefits	$18,481	(b)
Total Benefits & Perquisites	$18,481
Long‑Term Incentive Compensation
“Spread” Value of Accelerated Options	—	(c)
Value of Accelerated RSUs	$840,403	(d)
Total Value of Accelerated Equity Awards	$840,403
Total Value of Payments and Benefits	$1,958,884

(a)	Amount paid in equal installments over 12 months from termination date.

(b)	Amount reflects payment of COBRA premiums for 12 months.

(c)	On the Release Effective Date (March 9, 2016), the closing price of our common stock ($9.92) did not exceed the exercise price of any of Mr. Schweinfurth’s outstanding options.

(d)	Represents the value of the RSUs that vested on the Release Effective Date (March 9, 2016), based on the closing price of our common stock on that day ($9.92).
Equity Compensation Plan Information
        The following table provides information about the shares of our common stock that may be issued upon the exercise of stock options, warrants and other stock rights under all of our equity compensation plans as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights(3) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	6,849,711	$11.30	4,000,806
Equity compensation plans not approved by security holders(2)	938,953	$8.99	69,157

(1) The "Equity compensation plans approved by security holders" consist of the 1997 Incentive Compensation Plan and the 2003 Plan. Under the 2003 Plan, as of December 31, 2016 4,000,806 of the shares remaining available for future awards could be used for RSUs or other "full-value" awards, options or SARs.
(2) The "Equity compensation plans not approved by security holders" consist of (a) employment inducement equity awards comprised of 428,615 options and 510,338 RSUs granted during 2014 and 2016 and (b) our 1995 Equity Incentive Plan (discussed below).

(3) The weighted average exercise price of outstanding awards does not take into account the shares issuable upon vesting of RSUs which have no exercise price. At December 31, 2016, there was a total of 4,360,440 shares subject to RSUs which were outstanding under the 2003 Plan, including 71,098 vested RSUs that are subject to deferral. Had those RSUs been included in calculating the weighted average exercise price (treating them in effect as options with an exercise price of $0), the weighted average exercise price for awards under security holder-approved plans would have been $4.11, the weighted average exercise price for awards under non-security holder-approved plans would have been $4.10, and the weighted average exercise price for all outstanding awards would have been $4.11.

        Inducement Stock Options.    At December 31, 2016, 161,181 options and 42,968 RSUs granted during 2014 and 267,434 options and 467,370 RSUs granted during 2016 under employment inducement award agreements to newly hired employees remained outstanding. The 2014 options were granted at an exercise price of $8.73 per share and have a ten-year term. The 2016 options were granted at an exercise price of $9.15 per share and have a ten-year term. The 2014 options become exercisable and the 2014 RSUs vest in four equal annual installments on the first four anniversaries of the date of grant. The 2016 options become exercisable in four equal annual installments beginning on March 20, 2017 and 67,370 of the 2016 RSUs are scheduled to vest in four equal annual installments beginning on March 20, 2017 and 400,000 are scheduled to cliff vest at the end of a three-year performance period from July 1, 2016 to June 30, 2019, contingent upon the achievement of performance criteria over such three-year period.
        1995 Equity Incentive Plan.    The 1995 Equity Incentive Plan (the "1995 Plan"), which was originally adopted by our Board in May 1995, authorizes grants of non-qualified options, deferred stock and other stock-related awards to employees who are not executive officers or directors. As of December 31, 2016, no shares were subject to outstanding awards under the 1995 Plan and 69,157 shares remained available for grant under the 1995 Plan. The 1995 Plan is administered by the Compensation Committee, which is authorized to select the participants, determine the type of awards to be granted and the number of shares of common stock to which awards will relate, specify times at which awards will be exercisable, set other terms and conditions of such awards, interpret and specify rules and regulations relating to the 1995 Plan and make all other determinations that may be necessary or advisable for the administration of the 1995 Plan. The Board may amend, suspend, discontinue or terminate the 1995 Plan or the Compensation Committee's authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under the NASDAQ Stock Market rules which would require stockholder approval for material modifications of the 1995 Plan.

Certain Relationships and Related Person Transactions
The Company has written policies and procedures relating to related party transactions. The Audit Committee, with assistance from the Chief Legal Officer, is responsible for reviewing and approving related person transactions that are subject to SEC disclosure requirements under Item 404 of Regulation S-K (each a “Related Party Transaction”), including transactions in which the Company is a participant, the amount exceeds $120,000 and a related person has a direct or indirect material interest. A related person includes a director, executive officer, nominee for election as a director, person holding more than 5% of our stock and any immediate family member of any of the foregoing persons, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. The Company’s policy is not to enter into a Related Party Transaction unless both the Audit Committee and the Board approve the transaction as specified in the Audit Committee’s charter. Other transactions with related persons as well as certain material changes in previously approved relationships may also require legal department or compliance department approval under our policies and procedures.

PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF THE

COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

        The Company is seeking an advisory vote on executive compensation from stockholders, commonly known as the say-on-pay vote, as required by Section 14A of the Exchange Act. The advisory vote on executive compensation is a non-binding vote to approve the compensation of the Company's named executive officers, as described in the "Compensation Discussion and Analysis" section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement.
        The Company's executive compensation program is designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company's executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the long-term interests of our stockholders.

        Highlights of our executive compensation program include:

•
At-risk pay.  Executive pay is substantially at risk because it largely consists of one or more types of performance-based compensation that vary in value based on our stock price, or that can only be earned upon achievement of pre-approved financial targets.

•
SGICP cash bonus program reviewed annually; payouts based on rigorous financial performance targets.  The Compensation Committee reviews the bonus program design each year with a view to realizing desired corporate objectives. In recent years, this review has focused on structuring a payout scale that the Compensation Committee has deemed appropriate in light of our growth objectives and our interest in managing incentive compensation costs. Annual SGICP bonuses to the named executive officers are dependent upon achievement of pre-approved financial performance targets, and have been recently subject to discretionary reductions (but not increases). Annual SGICP bonuses for our named executive officers with Company-wide responsibilities have varied with the Company's financial performance over the past five years.

•
Use of Performance-conditioned Restricted Stock Units and Performance-conditioned Stock Options.  Mr. Sheehan was awarded performance-conditioned RSUs with a three-year performance period in connection with joining the Company. In 2015, the Company used performance-conditioned RSUs that vest based on three-year cumulative EBITDA achievement as 1/3 of the equity component for Messrs. Isaacs, Schweinfurth, J. Kennedy and Mooberry. In 2016, Messrs. Isaacs, Quartieri, J. Kennedy, Smail and Mooberry received 1/3 of their annual equity grant in the form of performance-conditioned stock options where vesting is also dependent on stock price.

•	No guaranteed salary increases. Our named executive officers are not entitled to contractual inflation-based salary increases.

•
Stock ownership guidelines.  Since 2013, we have had stock ownership guidelines in place for our chief executive officer, his direct reports and directors in order to encourage a long-term perspective in managing the Company and to further align the interests of senior executives and directors with the interests of stockholders. See "Compensation Discussion and Analysis—Certain Corporate Governance Policies—Stock Ownership Guidelines" above for additional information.

•
Clawback policy.  Since 2013, we have had in place a "clawback" policy subjecting cash and equity incentive compensation paid to senior executives (including the named executive officers) to recovery in the event that the Company's financial statements are restated due to fraud or gross misconduct.

•	No-hedging policy. Since 2013, we have had a policy prohibiting employees and directors from engaging in hedging transactions.

•	Independent compensation consulting firm. The Compensation Committee benefits from its utilization of an independent compensation consulting firm, which provides no other services to the Company.

•	No above-market returns. We do not offer preferential or above-market returns on deferred compensation.
The "Compensation Discussion and Analysis" section above provides a more detailed discussion of our executive compensation programs.
Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Scientific Games Corporation approve the compensation of the Company's named executive officers for 2016, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related materials included in the Company's 2017 Proxy Statement.

This advisory vote on executive compensation is not binding on the Board or the Compensation Committee. However, the Board and/or Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.

THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL TO APPROVE,
ON AN ADVISORY BASIS,
THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

PROPOSAL 3
INDICATION, ON AN ADVISORY BASIS, OF THE FREQUENCY OF
FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company is providing stockholders with an advisory vote on the frequency with which the Company shall hold the advisory vote on executive compensation described in Proposal 2 above, commonly known as the say-on-pay vote, and required by Section 14A of the Exchange Act.
The advisory vote on the frequency of the say-on-pay vote is a non-binding vote on how often the say-on-pay vote should occur. The choices include: every year, every two years or every three years. In addition, stockholders may abstain from voting.
 Although this advisory vote on the frequency of the say-on-pay vote is not binding on the Board or the Compensation Committee, the Board and/or Compensation Committee will take into account the result of the vote when determining the frequency of future say-on-pay votes.
 After careful consideration, the Board and Compensation Committee have determined that holding an advisory vote on executive compensation every year is the most appropriate policy for our stockholders and the Company at this time. The Board believes an annual frequency (i.e., every year) is the optimal frequency for the say on pay vote for a number of reasons, including:

•	It will prompt stockholders to review, evaluate and provide regular feedback on the Company’s compensation philosophy, policies and practices.

•	The results will give our Compensation Committee and Board timely insight into whether our stockholders generally believe that our compensation programs are structured properly.

•	An advisory vote on executive compensation each year is consistent with the Company’s approach to annual elections of members of the Board and annual ratification of its independent outside auditor.
Stockholders are being asked to vote on the following resolution:
RESOLVED, that the stockholders of Scientific Games Corporation determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company's named executive officers set forth in the Company's proxy statement is:
Choice 1—1 Year;
Choice 2—2 Years;
Choice 3— 3 Years; or
Choice 4—Abstain from voting.

THE BOARD RECOMMENDS A VOTE EVERY "1 YEAR" IN CONNECTION WITH OUR ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board that is available on the Company’s website at www.scientificgames.com.

The Audit Committee oversees the accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the year ended December 31, 2016 with management and Deloitte & Touche LLP, the independent auditor for the Company. The Committee also discussed and reviewed with Deloitte & Touche LLP all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Deloitte & Touche LLP with the Audit Committee under PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and SEC Rule 2‑07 of Regulation S‑X.
In addition, Deloitte & Touche LLP provided to the Audit Committee a formal written statement describing all relationships between Deloitte & Touche LLP and the Company that might bear on Deloitte & Touche LLP’s independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee reviewed and discussed with Deloitte & Touche LLP any matters that could have impacted Deloitte & Touche LLP’s objectivity and independence from the Company and management, including the provision of non‑audit services to the Company. Nothing came to the Audit Committee’s attention as a result of its review of Deloitte & Touche LLP’s statement or its discussions with Deloitte & Touche LLP that would indicate that Deloitte & Touche LLP lacked such objectivity or independence. Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2016 for filing with the SEC.

Audit Committee
Michael J. Regan, Chairman Peter A. Cohen Gerald J. Ford

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
The Audit Committee has appointed Deloitte & Touche LLP as independent auditor for the fiscal year ending December 31, 2017, and stockholders are being asked to ratify such appointment at the annual meeting.
Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
Approval of the proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting. If the appointment is not ratified by stockholders, the Audit Committee will reconsider such appointment and may choose in its sole discretion to confirm the appointment of Deloitte & Touche LLP or to engage a different firm to serve as the Company's independent auditor.
Fees Paid to Independent Auditor
Aggregate fees billed to us for the fiscal years ended December 31, 2016 and 2015 by our independent auditors, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates were approximately:

	2016 Fees	2015 Fees
Audit Fees:	$6,382,726	$6,296,537
Audit‑Related Fees:	$15,300	$144,490
Tax Fees:	$2,555,800	$2,577,883
All Other Fees:	$778,241	$624,205
The Audit Fees listed above were billed in connection with the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10‑Q, Sarbanes‑Oxley Section 404 attestation, statutory audits of foreign subsidiary financial statements and recurring gaming related regulatory audits and attestation services. The Audit‑Related Fees listed above were billed in connection with the professional services performed in 2016 in connection with Form S-8 consent issuance and in 2015 in connection with Form S-4 debt exchange offer. The Tax

Fees listed above were billed for tax compliance, planning and advice. All Other Fees listed above were billed for services provided in connection with agreed‑upon procedures and related reports for lottery games. All of the fees set forth in the table above were pre‑approved by the Audit Committee in accordance with the procedures described below.
Pre‑Approval Policy for Services Performed by Independent Auditor
The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre‑approve all permissible services to be performed by the independent auditor.
The Audit Committee has adopted an auditor pre‑approval policy that sets forth the procedures and conditions pursuant to which pre‑approval may be given for services performed by the independent auditor. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories—audit, audit‑related, tax services or, to the extent permitted by law, other services—that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre‑approval for independent auditor services within these four categories at maximum pre‑approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre‑approval and, in those instances, such service will require separate pre‑approval by the Audit Committee if it is to be provided by the independent auditor. For any pre‑approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best‑positioned to provide the most cost‑effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre‑approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2017

OTHER MATTERS
We are not aware of any matter other than those described in this Proxy Statement that will be acted upon at the annual meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.
We will pay the costs of proxy solicitation. Proxies are being solicited primarily by mail, but, in addition, our officers and employees may solicit proxies in person, by telephone or electronically.
STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
Pursuant to Rule 14a‑8 under the Exchange Act, if a stockholder wants to submit a proposal for inclusion in our proxy materials for the next annual meeting of stockholders, it must be received at our principal executive offices, 6650 S. El Camino Road, Las Vegas, Nevada 89118, Attention: Corporate Secretary, not later than January 1, 2018. In order to avoid controversy, stockholders should submit proposals by means, including electronic means, which permit them to prove the date of delivery.
If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a‑8 under the Exchange Act, we must receive notice of such proposal at the address given above by March 17, 2018, or such notice will be considered untimely under Rule 14a‑4(c)(1) under the Exchange Act, and our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting, without including information regarding such proposal in our proxy materials.
The deadlines described above are calculated by reference to the mailing date of the proxy materials for this year’s annual meeting. If the Board changes the date of next year’s annual meeting by more than 30 days, the Board will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice in our Annual Report on Form 10‑K, our quarterly reports on Form 10‑Q, a current report on Form 8‑K or by any other means reasonably calculated to inform the stockholders.
Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors

Michael A. Quartieri Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
Dated: May 1, 2017

Appendix A- Reconciliation of SGICP EBITDA and SGICP EBITDA Minus CapEx to Net Loss
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). As more fully described in the Executive Compensation section, SGICP EBITDA and SGICP EBITDA minus CapEx are measures designed by the Compensation Committee to establish and calculate our SGICP targets. The following table provides reconciliations of SGICP EBITDA and SGICP EBITDA minus CapEx, non-GAAP financial measures, to net loss.
For additional details regarding the reported GAAP financial measures, see the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2017.

Reconciliation of SGICP EBITDA and SGICP EBITDA Minus CapEx to Net Loss
(in millions)
	Twelve Month Ended December 31, 2016
	Gaming	Lottery	Other	Consolidated
Operating income (loss)	$212.0	$122.9	$(204.3)	$130.6
Other (expense) income
Interest expense				$(661.4)
Earnings from equity investments	4.7	8.3	—	13.0
Gain on early extinguishment of debt			25.2	25.2
Other income, net			13.9	13.9
Total other expense, net				$(609.3)

Net loss before income taxes				(478.7)
Income tax benefit				125.0
Net loss				$(353.7)

Goodwill impairment	—	69.0		69.0
Depreciation, amortization and impairments	585.2	66.5		738.7
Interest expense				661.4
Interest income	9.9
Income tax benefit				(125.0)
Gain on early extinguishment of debt				(25.2)
Compensation Committee adjustments	(16.5)	2.1		(9.0)
SGICP EBITDA	$795.3	$268.8		$956.2

Capital expenditures(1)	(184.4)	(40.5)		(272.9)
Compensation Committee adjustments	13.6
SGICP EBITDA less CapEx	$624.5	$228.3		$683.3

(1)	For additional information on capital expenditures, see Note 2 in the Company's 2016 Form 10-K filed on March 3, 2017.

SCIENTIFIC GAMES CORPORATION 6650 S. EL CAMINO ROAD LAS VEGAS, NV 89118
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Scientific Games Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E28620-P89090	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCIENTIFIC GAMES CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:				☐	☐	☐
1.	To elect 13 members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.
	Nominees:
01)	Ronald O. Perelman	08)	Paul M. Meister
02)	Kevin M. Sheehan	09)	Judge Gabrielle K. McDonald
03)	Richard Haddrill	10)	Barry F. Schwartz
04)	M. Gavin Isaacs	11)	Michael J. Regan
05)	Peter A. Cohen	12)	Frances F. Townsend
06)	Gerald J. Ford	13)	Viet D. Dinh
07)	David L. Kennedy

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2.	To approve, on an advisory basis, the compensation of the Company's named executive officers							☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:							1 Year	2 Years	3 Years	Abstain
3.	To indicate on an advisory basis, whether the advisory vote on the compensation of the Company's named executive officers should take place every year, every two years or every three years.						☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
4.	To ratify the appointment of Deloitte & Touche LLP as independent auditor for the fiscal year ending December 31, 2017.							☐	☐	☐

NOTE: To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]					Date	Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

E28621-P89090

SCIENTIFIC GAMES CORPORATION

6650 S. El Camino Road, Las Vegas, NV 89118
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - JUNE 14, 2017

The undersigned hereby appoints Michael A. Quartieri and David W. Smail, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to act for the undersigned and to vote the full number of shares of the Class A Common Stock of Scientific Games Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Scientific Games Corporation to be held at Greenberg Traurig, LLP, 3773 Howard Hughes Parkway, Suite 400 North, Las Vegas, Nevada at 10:00 a.m. on Wednesday, June 14, 2017, and at any adjournments or postponements thereof, in accordance with the instructions set forth on this proxy card, and in their discretion, with respect to all other matters that may properly come before the meeting. Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors.

(Continued and to be signed on reverse side)